Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

AGRICORE UNITED HOLDINGS INC.,

BLUEBIRD ACQUISITION CORPORATION

and

DAKOTA GROWERS PASTA COMPANY, INC.

Dated as of March 10, 2010

i

(CONTINUED)

(CONTINUED)

(CONTINUED)

EXHIBITS

Exhibit A — Certain Definitions

Exhibit B - Conditions of the Offer

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of March 10, 2010, by and among AGRICORE UNITED HOLDINGS INC., a Delaware corporation (“Parent”), BLUEBIRD ACQUISITION CORPORATION, a North Dakota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and DAKOTA GROWERS PASTA COMPANY, INC., a North Dakota corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company each have unanimously approved the acquisition of the Company on the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of the acquisition of the Company by Parent, Merger Sub shall commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire, on the terms and subject to the conditions set forth herein, all of the outstanding shares of (i) common stock, par value $0.01 per share, of the Company (together with the associated preferred share purchase rights under the Company Rights Agreement (as defined herein), the “Common Shares”), at a price of $18.28 per Common Share, net to the holder thereof in cash (such amount, or any different amount per Common Share that may be paid pursuant to the Offer in accordance with the terms hereof, being hereinafter referred to as the “Common Offer Price”), and (ii) Series D Non-Cumulative Delivery preferred stock, par value $.01 per share, of the Company (the “Series D Shares”), at a price of $0.10 per Series D Share, net to the holder thereof in cash (such amount, or any different amount per Series D Share that may be paid pursuant to the Offer in accordance with the terms hereof, being hereinafter referred to as the “Series D Offer Price”).  The Common Shares and the Series D Shares are collectively referred to herein as the “Company Shares”;

WHEREAS, following the consummation of the Offer, Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”), and each Company Share that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Common Offer Price or the Series D Offer Price, as applicable, on the terms and subject to the conditions set forth herein.  Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the stockholders of the Company and (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement and as inducement of Parent’s willingness to enter into this Agreement, each of the Major Shareholders is entering into a tender and support agreement (each, a “Support Agreement”), pursuant to which, among other things, each Major Shareholder has agreed to tender all Company Shares it beneficially owns into the Offer on the terms and subject to the conditions provided for in the Support Agreements;

WHEREAS, concurrently with the execution of this Agreement and as inducement of the Company’s willingness to enter into this Agreement, Viterra Inc., a corporation incorporated under the laws of Province of Saskatchewan and the indirect beneficial owner of all of the issued and outstanding capital stock of Parent (“Guarantor”), is issuing a guarantee (the “Guarantee”) of all of Parent’s obligations under this Agreement;

WHEREAS, the Company Board has unanimously approved the execution and delivery of the Support Agreements; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE OFFER

Section 1.1.           The Offer.

(a)           Commencement of the Offer.  Provided this Agreement has not been terminated pursuant to Article 8, not prior to March 23, 2010 and not later than 5:00 p.m., New York City time, on March 24, 2010, Parent shall cause Merger Sub to, and Merger Sub shall, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase (i) all of the Common Shares at a price per share equal to the Common Offer Price (as adjusted pursuant to Section 1.1(b), if applicable) and (ii) all of the Series D Shares at a price per share equal to the Series D Offer Price (as adjusted pursuant to Section 1.1(b), if applicable).

(b)           Terms and Conditions of the Offer.  The obligation of Merger Sub to accept for payment and to pay for any Company Shares tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any Company Shares tendered) in the Offer shall be subject only to (i) the condition that, prior to the then scheduled Expiration Date of the Offer (as it may be extended from time to time pursuant to Section 1.1(d)), there be validly tendered and not withdrawn a number of Common Shares that, together with the Common Shares then owned by Parent and Merger Sub (if any), and without giving effect to any Common Shares held in treasury, represents more than 50% of the Adjusted Outstanding Share Number as of immediately prior to the Merger Sub’s acceptance for payment of the Company Shares pursuant to the Offer (the “Minimum Condition”), and (ii) the other conditions set forth on Exhibit B.  The conditions to the Offer set forth on Exhibit B are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion; provided that the Minimum Condition may be amended or waived by Parent or Merger Sub only with the prior written consent of the

Company.  Parent and Merger Sub expressly reserve the right to increase the Common Offer Price or the Series D Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms or conditions of the Offer that (A) decreases the Common Offer Price or the Series D Offer Price (other than any adjustment made pursuant to Section 1.1(c)), (B) changes the form of consideration to be paid in the Offer, (C) reduces the number of Common Shares or Series D Shares sought to be purchased in the Offer, (D) imposes conditions to the Offer in addition to those set forth on Exhibit B, (E) amends the conditions to the Offer set forth on Exhibit B so as to broaden the scope of such conditions to the Offer, or (F) reduces the time period during which the Offer shall remain open or extends the Offer in any manner other than pursuant to and in accordance with the terms of Section 1.1(d), or otherwise amends any other term or condition of the Offer in a manner adverse to holders of Company Shares.

(c)           Adjustments to the Offer Prices.  The Common Offer Price and the Series D Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Shares or Series D Shares, if applicable), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Common Shares or the Series D Shares, as applicable, occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment (the time of such acceptance, the “Acceptance Time”) of, and payment for, the Company Shares pursuant to the Offer.

(d)           Expiration and Extension of the Offer.  Subject to the terms and conditions of this Agreement and the Offer, the initial expiration date of the Offer shall be midnight, New York City time, on the 30th Business Day after commencement of the Offer (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) (the initial “Expiration Date” and any expiration time and date established pursuant to an authorized extension of the Offer, as so extended, also an “Expiration Date”).  Without the prior written consent of the Company, Merger Sub shall not extend or otherwise change the Expiration Date except (i) as required by applicable Law including any rule, regulation, interpretation or position of the SEC or its staff, (ii) if, prior to the initial Expiration Date, the Minimum Condition or any of the other conditions to the Offer set forth on Exhibit B have not been satisfied or waived, Parent and Merger Sub shall extend the Expiration Date for a period of fifteen (15) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) or (iii) if, prior to any then-scheduled Expiration Date (as the Expiration Date may be extended from time to time including an extension pursuant to clause (ii) of this Section 1.1(d)) the Minimum Condition or any other condition to the Offer has not been satisfied or waived, Parent and Merger Sub may, in their sole discretion, extend the Expiration Date for one or more periods not in excess of twenty (20) Business Days each (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) and which period shall not include the fifteen (15) Business Day period referred to in clause (ii) above, but in no event beyond the Outside Date, the length of each such period to be determined by Merger Sub in its sole discretion.  Notwithstanding the foregoing, if necessary to obtain a sufficient number of Common Shares (without regard to the exercise of the Top-Up Option) to reach the Short-Form Threshold, Parent and Merger Sub may elect, without the consent of the Company, to provide a subsequent offering period (and one or more extensions thereof) for the Offer in accordance with Rule 14d-11 under the Exchange Act following the acceptance of Company Shares pursuant to the Offer.

(e)           Payment for Company Shares.  Subject to the terms and conditions set forth herein and the Offer (including the satisfaction or waiver of the conditions to the Offer set forth on Exhibit B), Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all Company Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after the Expiration Date (as it may be extended in accordance with Section 1.1(d)) and in any event in compliance with Rule 14e-1(c) under the Exchange Act.  The Common Offer Price and the Series D Offer Price payable as consideration for each Common Share or Series D Share, as applicable, that is validly tendered and not withdrawn pursuant to the Offer or that is tendered during any subsequent offering period contemplated by Section 1.1(d) shall be paid net to the holder thereof in cash, subject to reduction only for any applicable federal back-up withholding or other Taxes payable by such holder.  To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  Parent shall provide, or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any Company Shares that Merger Sub accepts or is obligated to accept for payment pursuant to the Offer.

(f)            Schedule TO; Offer Documents.  On the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase and forms of the related letter of transmittal, a summary advertisement in respect of the Offer (the Schedule TO and such offer to purchase, letter of transmittal, summary advertisement, and ancillary documents and instruments pursuant to which the Offer will be made, collectively, together with any supplements or amendments thereto, the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to holders of Company Shares as and to the extent required by applicable federal securities Laws.  The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable federal securities Laws or that is reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents.  Parent and Merger Sub shall cause the Offer Documents to comply, and shall use their respective reasonable best efforts to cause the Offer to be conducted in accordance, in all material respects with all applicable federal securities Laws.  Parent and Merger Sub hereby further agree that the Offer Documents, on the date first filed with the SEC and on the date first published, sent or given to the holders of Company Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant, agreement, representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.  The Company hereby agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.  Parent and Merger Sub shall take all steps necessary to amend and supplement and to cause the Schedule TO, as so amended and supplemented, to be filed with the SEC and the other Offer Documents, as so amended and supplemented, to be disseminated to the holders of Company Shares, in each case as and to the extent required by applicable federal securities Laws.  Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC and shall give good faith consideration to any comments made by the Company and its counsel.  Parent and Merger Sub shall provide to the Company and its counsel copies of all written comments and summaries of any other material communications that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall consult in good faith with the Company and its counsel prior to responding to any such comments.

Section 1.2.           Company Actions.

(a)           Company Determinations, Approvals and Recommendations.  The Company hereby approves and consents to the Offer and represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, (iii) to the extent necessary, adopted a resolution for the purpose of causing Parent or Merger Sub not to be subject to any restriction set forth in any state takeover law or similar Law that might otherwise apply to the Offer, the Merger or any of the other transactions contemplated hereby, and (iv) recommended that (x) the holders of Company Shares accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer and (y) if required by applicable Law, holders of Common Shares adopt this Agreement in accordance with the provisions of applicable Law (clauses (x) and (y), collectively, the “Company Recommendation”).  The Company hereby consents to the inclusion of the foregoing determinations and approvals, including the Company Recommendation, in the Offer Documents.

(b)           Schedule 14D-9.  As soon as practicable after the Schedule TO is filed with SEC (but in no event later than the next succeeding Business Day), the Company shall (i) file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), and (ii) cause the Schedule 14D-9 to be disseminated to the holders of Company Shares as and to the extent required by applicable federal securities Laws.  To the extent reasonably practicable, the Schedule 14D-9 shall be mailed to the holders of Company Shares with the Offer Documents (and if so, the expense of such mailing shall be borne by Parent in connection with its dissemination of the Offer Documents).  Subject to the provisions of Section 6.1, the Schedule 14D-9 shall contain the Company Recommendation and the other determinations and approvals of the Company Board set forth in Section 1.2(a).  Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable federal securities Laws or that is reasonably requested by the Company for inclusion in the Schedule 14D-9.  The Company shall cause the Schedule 14D-9 to comply, and shall use its reasonable best efforts to cause all actions conducted by it in connection with the Offer to be conducted in accordance, in all material respects with all applicable federal securities Laws.  The Company hereby further agrees that the Schedule 14D-9, on the date first filed with the SEC and on the date first published, sent or given to the holders of Company Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant, agreement, representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.  Parent and Merger Sub hereby agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect.  The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Shares, in each case as and to the extent required by applicable federal securities Laws.  The Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC and shall give good faith consideration to any comments made by Parent, Merger Sub and their counsel.  The Company shall provide to Parent, Merger Sub and their counsel copies of all written comments and summaries of any other material communications that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall consult in good faith with Parent, Merger Sub and their counsel prior to responding to any such comments.

(c)           Company Information.  In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent, at Parent’s cost, with mailing labels, security position listing and any available listing or computer files containing the names and addresses of the record holders of Company Shares as of a recent date and shall furnish Merger Sub with such additional information and assistance (including updated lists of stockholders, mailing labels and list is of securities positions) as Merger Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Company Shares.

Section 1.3.           Company Board of Directors and Committees.

(a)           Composition of Company Board and Board Committees.  Promptly following the Acceptance Time and at all times thereafter, Merger Sub shall be entitled to designate from time to time up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (i) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and

(ii) a fraction, the numerator of which is the number of Common Shares held by Parent and Merger Sub (giving effect to the Common Shares purchased pursuant to the Offer and the Top-Up Option Shares, if applicable), and the denominator of which is the total number of then outstanding Common Shares.  Promptly following a request by Merger Sub, the Company shall, subject to applicable Law, take all necessary actions to cause the individuals so designated by Merger Sub to be elected or appointed to the Company Board, including (at Merger Sub’s election) either by increasing the size of the Company Board or securing the resignations of such number of incumbent directors as is necessary to enable Merger Sub’s designees to be appointed to the Company Board.  Subject to applicable Law, at all times after the Acceptance Time, the Company shall take all necessary actions to cause individuals designated from time to time by Merger Sub to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board, on each committee of the Company Board and on the board of directors of each of the Company’s Subsidiaries and each committee (or similar body) of each such board of directors.  Any and all members of the Company Board immediately prior to the appointment of Merger Sub’s designees who remain on the Company Board after such appointment shall be referred to as “Continuing Directors”.  The provisions of this Section 1.3 are in addition to, and shall not limit, any rights that Parent and Merger Sub or any of their respective Affiliates may have with respect to the election of directors or otherwise under applicable Law as a holder or beneficial owner of Common Shares.

(b)           Director Independence.  In the event that Merger Sub’s designees are elected or appointed to the Company Board pursuant to Section 1.3(a), until the Effective Time, the Company Board shall have at least such number of directors as may be required by applicable Law who are considered independent directors within the meaning of such Laws (“Independent Directors”); provided that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by applicable Law, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(c)           Section 14(f) of the Exchange Act.  The Company’s obligation to appoint Merger Sub’s designees to the Company Board pursuant to Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.  The Company shall promptly take all action required pursuant to this Section 1.3 and Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such section and rule in order to fulfill its obligations under this Section 1.3.  Merger Sub shall promptly provide to the Company in writing, and be solely responsible for, any information with respect to itself and its nominees, directors, officers and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

(d)           Required Approvals of Continuing Directors.  Notwithstanding anything to the contrary set forth herein, in the event that Merger Sub’s designees are elected or appointed to the Company Board prior to the Effective Time and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there is only one Continuing Director) shall be required in order to (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement in accordance with its terms, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) waive any of the Company’s rights under this Agreement, (iv) amend, rescind, repeal or waive the Organizational Documents of the Company in any manner that would reasonably be expected to adversely affect the rights of stockholders of the Company (other than Parent and Merger Sub), or (v) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or any of the transactions contemplated hereby, including the Offer and the Merger, that would reasonably be expected to adversely affect the rights of stockholders of the Company (other than Parent and Merger Sub).

Section 1.4.           Top-Up Option.

(a)           The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), to purchase, at a price per Common Share equal to the Common Offer Price, such number of Common Shares (the “Top-Up Option Shares”) that, when added to the number of Common Shares owned by Parent and Merger Sub and any other wholly owned Subsidiary of Parent immediately prior to the time of exercise of the Top-Up Option, constitutes at least one share more than 90% of the Adjusted Outstanding Share Number immediately after the issuance of Top-Up Option Shares.  The Top-Up Option may be exercised at any time following the Acceptance Time; provided, however, that the obligation of the Company to deliver the Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no Governmental Body of competent jurisdiction shall have issued or granted any Order prohibiting the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, and (ii) the issuance of the Top-Up Option will not cause the Company to have more shares outstanding than are authorized by its Organizational Documents.  The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with applicable Law, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.  The Top-Up Option Shares have been duly authorized by the Company Board and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

(b)           In the event Merger Sub elects to exercise the Top-Up Option, Parent or Merger Sub shall inform the Company of the number of Common Shares accepted for payment pursuant to the Offer and the Company shall then promptly notify Parent and Merger Sub of the number of Top-Up Option Shares to be purchased, such number to be calculated pursuant to Section 1.4(a).  The closing of the purchase of the Top-Up Option Shares shall take place at a time and date designated by Parent or Merger Sub (in consultation with the Company), which shall be no later than two Business Days after the Acceptance Time, at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, unless another time, date or place is agreed upon by the parties hereto.  The aggregate purchase price payable for the Top-Up Option Shares being purchased by Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Option Shares by the Common Offer Price.  Such purchase price shall be paid by Merger Sub, at its election, either (i) entirely in cash, (ii) by executing and delivering to the Company a promissory note having a principal amount equal to the amount of such purchase price, or (iii) some combination of cash and a promissory note.  Any such promissory note shall bear interest at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in the Wall Street Journal, shall mature on the first anniversary of the date of execution and delivery to the Company of such promissory note and may be prepaid without premium or penalty.  The Company shall, at Merger Sub’s request, cause to be issued to Merger Sub a certificate representing the Top-Up Option Shares.

(c)           Parent and Merger Sub understand that the Top-Up Option Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Option Shares will be, acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.  Any certificates evidencing Top-Up Option Shares shall include any legends required by the Company and applicable federal securities Laws.

ARTICLE 2

THE MERGER

Section 2.1.           The Merger.  Upon the terms and subject to the conditions set forth herein and the provisions of the North Dakota Business Corporation Act (the “North Dakota Act”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving corporation of the Merger.  The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation”.

Section 2.2.           The Effective Time.  Subject to the provisions of this Agreement, on the Closing Date, the proper officers of the Company and Merger Sub shall execute and acknowledge articles of merger (the “Articles of Merger”).  The Merger shall become effective when the Articles of Merger are executed and filed with the North Dakota Secretary of State in accordance with the North Dakota Act; provided, however, that upon mutual consent of the Company and Merger Sub, the Articles of Merger may provide for a later date and time of effectiveness of the Merger.  The date and time the Merger becomes effective shall be referred to in this Agreement as the “Effective Time”.

Section 2.3.           The Closing.  The consummation of the Merger (the “Closing”) shall take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, at 10:00 a.m. (local time) on a date to be mutually agreed on by Parent and the Company (the “Closing Date”), which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or on such other date as the parties may mutually agree.  The parties agree to use their reasonable best efforts to cause the Closing to occur as close in time as possible to (including, to the extent possible, on the same day as) the issuance and delivery of the Top-Up Option Shares.

Section 2.4.           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the North Dakota Act.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5.           Articles of Incorporation and Bylaws.

(a)           Articles of Incorporation.  At the Effective Time, the Second Amended and Restated Articles of Incorporation of the Company shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)           Bylaws.  At the Effective Time, the Second Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or the articles of incorporation of the Company.

Section 2.6.           Directors and Officers.

(a)           Directors.  At the Effective Time, the directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until his or her resignation or removal or until his or her respective successor is duly elected or appointed and qualified, as the case may be.

(b)           Officers.  At the Effective Time, the officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until his or her resignation or removal or until his or her respective successor is duly appointed and qualified, as the case may be.

Section 2.7.           Effect on Capital Stock.

(a)           Capital Stock.  Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, or the holders of any of the following securities, the following shall occur:

(i)            Common Shares.  Each Common Share issued and outstanding immediately prior to the Effective Time (other than any (A) Cancelled Shares and (B) Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Common Offer Price, without interest thereon.  All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Common Offer Price with respect to each such Common Share.

(ii)                                  Series D Shares.  Each Series D Share issued and outstanding immediately prior to the Effective Time (other than any (A) Cancelled Shares and (B) Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Series D Offer Price, without interest thereon.  All such Series D Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing any such Series D Shares shall cease to have any rights with respect thereto, except the right to receive the Series D Offer Price with respect to each such Series D Share.

(iii)                               Parent, Merger Sub and Company-Owned Shares.  Each Company Share that is owned, directly or indirectly, by Parent, Merger Sub or the Company immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor (such shares, the “Cancelled Shares”).

(iv)                              Capital Stock of Merger Sub.  Each share of common stock, par value $.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.  Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b)                                 Adjustment to Merger Consideration.  Without duplication to the effects of Section 1.1(c), the Common Offer Price and the Series D Offer Price due pursuant to the Merger shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Shares or Series D Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Shares or Series D Shares, as applicable, occurring on or after the date hereof and prior to the Effective Time.

(c)                                  Statutory Rights of Appraisal.  Notwithstanding anything to the contrary set forth herein, Company Shares issued and outstanding immediately prior to the Effective Time and held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 10-19.1-88 of the North Dakota Act (such section, the “Appraisal Section” and such shares, the “Dissenting Shares”) shall not be converted into the right to receive the applicable consideration as provided in Section 2.7(a), but instead such holder shall be entitled to payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of the Appraisal Section.  At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of the Appraisal Section.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Section or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Section, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under the Appraisal Section shall cease and such holder’s Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Common Offer Price or the Series D Offer Price, as applicable.  The Company shall give prompt notice to Parent of any written demands for appraisal of any Company Shares, withdrawals of such demands and any other instruments served pursuant to the Appraisal Section received by the Company, and the Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to any such demands.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Shares, or agree to do any of the foregoing.

Section 2.8.                                Exchange of Certificates or Book-Entry Shares.

(a)                                  Payment Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”) and, prior to the Expiration Date Parent shall enter into an agreement with the Payment Agent to provide for the foregoing on terms reasonably acceptable to the Company.

(b)                                 Exchange Fund.  Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, in trust for the benefit of, and for payment to, the holders of Company Shares, an amount of cash sufficient to pay the aggregate Common Offer Price and the Series D Offer Price in exchange for all Company Shares issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares) pursuant to Section 2.7 (such cash being referred to herein as the “Exchange Fund”).  In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.7, upon request of the Payment Agent from time to time thereafter, Parent shall promptly deposit (or cause to be deposited) such additional cash amounts as are necessary to make the payments contemplated hereby.

(c)                                  Payment Procedures.

(i)                                     Promptly (and in any event within five Business Days) following the Effective Time, Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record of Company Shares whose Company Shares were converted into the Common Offer Price or the Series D Offer Price, as applicable, pursuant to Section 2.7 (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Company Shares (collectively, “Certificates”) shall pass, only upon delivery of Certificates to the Payment Agent (and shall be in such form and have such other provisions as Parent may reasonably determine (in consultation with the Company)) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Common Offer Price or the Series D Offer Price, as applicable, payable in respect thereof pursuant to the provisions of this Article 2.

(ii)                                  Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Payment Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and any other documents that as may customarily be required by the Payment

Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the amount of cash into which Company Shares theretofore represented by such Certificates or Book-Entry Shares shall have been converted pursuant to Section 2.7 (subject to any required Tax withholding).  Any Certificates or Book-Entry Shares so surrendered shall immediately be canceled.  The Payment Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to affect an orderly exchange thereof in accordance with normal exchange practices.  No interest shall be paid or accrued on any amount payable upon the surrender of such Certificates or Book-Entry Shares.  Until so surrendered, outstanding Certificates or Book-Entry Shares shall be deemed from and after the Effective Time to evidence only the right to receive the Common Offer Price or the Series D Offer Price, as applicable, payable in respect thereof pursuant to the provisions of this Article 2.

(d)                                 Transfers of Ownership.  In the event of a transfer of ownership of Company Shares that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificates or Book-Entry Shares formerly representing such Company Shares may be paid to such transferee if such Certificate or Book-Entry Share is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer or other Taxes have been paid or are otherwise not applicable.

(e)                                  Required Withholding.  Each of the Payment Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under the Code or any other applicable Law.  To the extent that such amounts are so deducted or withheld and paid over to the applicable Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding were made.

(f)                                    No Liability.  Notwithstanding anything to the contrary set forth herein, none of the Payment Agent, Parent, Merger Sub, the Company or the Surviving Corporation or any other Person shall be liable to any former holder of Company Shares for any amount properly paid to a public official pursuant to applicable Law.  If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which the related Common Offer Price or Series D Offer Price, as applicable, would, pursuant to applicable Law, escheat to or become the property of any Governmental Body, and such consideration shall, to the extent permitted by applicable Law, immediately prior to such time, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(g)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the former holders of Company Shares on the date that is six months after the Effective Time shall be delivered by the Payment Agent to the Surviving Corporation upon demand, and any former holders of Company Shares who have not theretofor surrendered their Certificates or Book-Entry Shares evidencing such Company Shares in accordance with the provisions of this Section 2.8 shall thereafter look only to the Surviving Corporation (subject to

Section 2.8(f)) for payment of their claim to the Common Offer Price or the Series D Offer Price, without any interest thereon, upon due surrender of their Certificates or Book-Entry Shares.

Section 2.9.                                Effect of the Offer and the Merger on Company Options.

(a)                                  Each outstanding Company Option, whether or not then vested or exercisable, that is outstanding immediately prior to the Acceptance Time shall, as of immediately prior to the Acceptance Time, become fully vested and be cancelled and in exchange therefore be converted into the right to receive a payment in cash, payable without interest, equal to the product of (i) the excess, if any, of (A) the Common Offer Price over (B) the exercise price per Common Share subject to such Company Option multiplied by (ii) the number of Common Shares for which such Company Option shall not theretofore have been exercised; provided that, if the exercise price per Common Share of any Company Option is equal to or greater than the Common Offer Price, then such Company Option shall be cancelled without any cash payment being made in respect thereof.  The Company or the Surviving Corporation, as applicable, shall pay the holders of such cancelled Company Options the cash payments described in this Section 2.9(a) on or as soon as reasonably practicable after the date on which the Acceptance Time occurs, but in any event within five Business Days thereafter.  Prior to and effective as of the Effective Time, the Company shall take all action necessary to terminate the Company Stock Plans.

(b)                                 Each of the Surviving Corporation, the Company, Parent or Merger Sub, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.9 to any holder of Company Options such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or any provision of state, or local Tax Law, and the person making such deduction or withholding shall make any required filings with and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Options in respect of which such deduction and withholding was made.

(c)                                  The Company Board (or the appropriate committee thereof) shall take the actions necessary to effectuate the foregoing provisions of this Section 2.9.

Section 2.10.                         No Further Ownership Rights in Company Shares.  From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Certificates or Book-Entry Shares theretofor representing any Company Shares (other than Cancelled Shares and Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Common Offer Price or the Series D Offer Price, as applicable, payable therefor upon the surrender of such Certificates or Book-Entry Shares in accordance with the provisions of this Article 2.  The Common Offer Price or the Series D Offer Price, as applicable, paid in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares.  From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

Section 2.11.                         Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Common Offer Price or the Series D Offer Price, as applicable, payable in respect therefor pursuant to this Article 2; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as the Surviving Corporation may reasonably direct, as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.12.                         Investment of Exchange Fund.  The Payment Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investments of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully-guaranteed as to principal and interest by, the United States government and that no such investment or loss thereon shall affect the amounts payable to the former holders of Company Shares pursuant to this Article 2.  Any interest and other income, net of any losses, resulting from such investments shall be paid to the Surviving Corporation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except (i) as set forth in the Company Disclosure Schedule or (ii) as disclosed in, and reasonably apparent from, the Company SEC Reports filed prior to the date hereof (but excluding any (A) forward-looking disclosures set forth in any risk factor section, (B) any disclosures in any section designated as relating to forward-looking statements and (C) other disclosures included therein to the extent that they are primarily cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1.                                Organization and Good Standing.

(a)                                  The Company is, and except where such failure, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect, each of the Acquired Companies other than the Company is, a legal entity duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or organization, with full corporate power or other entity authority to conduct its respective business as now being conducted and to own, lease and use its respective properties and assets.

(b)                                 Each of the Acquired Companies is duly qualified to do business as a foreign corporation or other entity and is in good standing (where such concept is applicable) under the

Laws of each state or other jurisdiction in which either the ownership or use of the properties and assets owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(c)                                  The Company has made available to Parent accurate and complete copies of the Organizational Documents of each of the Acquired Companies, as currently in effect.

Section 3.2.                                Authority; No Conflict.

(a)                                  The Company has all necessary corporate power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, in the case of the consummation of the Merger, obtaining the Company Stockholder Approval and the filing of the Articles of Merger).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery of the Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby (including the Offer and the Merger) in accordance with the terms hereof will (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of any of the Acquired Companies, (ii) assuming that the consents, filings and notifications contemplated by Section 3.2(c) shall have been duly made or obtained, and any waiting periods required thereunder shall have been terminated or expired, in each case, prior to the Acceptance Time and, with respect to the Merger, the Company Stockholder Approval shall have been duly made or obtained prior to the Effective Time, contravene, conflict with, or result in a violation of applicable Law or any Order applicable to any of the Acquired Companies or any of their properties or assets; (iii) subject to obtaining the consents set forth on Section 3.2(b) of the Company Disclosure Schedule, contravene, conflict with, or result in a violation or breach (with or without notice or lapse of time or both) of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which an Acquired Company is party or by which an Acquired Company is bound; or (iv) result (with or without notice or lapse of time or both) in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Company or any of its Affiliates (including Parent and its Subsidiaries following the Acceptance Time), except, in the case of clauses (ii), (iii) and (iv), for any such conflicts, contraventions, violations, breaches, defaults or other occurrences that, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

(c)                                  The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) by the Company in accordance with the terms hereof will not, require any consent, approval, license, permit or authorization of, or filing with or notification, registration or declaration to, any Governmental Body, except for compliance with (i) the applicable requirements of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, (iii) the North Dakota Act, including the filing of the Articles of Merger, (iv) the approvals set forth in Section 3.2(c) of the Company Disclosure Schedule, and (v) such other consent, approval, license, permit or authorization, filing or notification requirements or obligations where the failure to obtain such consents approvals, licenses, permits or authorizations, or to make such filings or notifications, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect.

Section 3.3.                                Capitalization.

(a)                                  The authorized capital stock of the Company consists solely of 100,000,000 shares of capital stock, which consists of (i) 75,000,000 Common Shares, (ii) 533 shares of Series A 6% Redeemable Cumulative Preferred Stock, $100 par value per share (the “Series A Shares”), (iii) 525 shares of Series B 2% Redeemable Non-Cumulative Preferred Stock, $100 par value per share (the “Series B Shares”), (iv) 2,731 shares of Series C 6% Non-Cumulative Preferred Stock, $100 par value per share (“Series C Shares”), (v) 11,340,841 Series D Shares, (vi) 130,000 shares of Series E Junior Participating Preferred Stock, $.01 par value per share (the “Series E Shares”), (vii) 2,100,000 shares of Series F Convertible Preferred Stock, $.01 par value per share (the “Series F Shares”), and (viii) 11,425,370 shares of undesignated preferred stock, $.01 par value per share.  Except as described in Section 3.3(a) of the Company Disclosure Schedule, there are not any phantom stocks or other contractual rights pursuant to Contracts to which the Company is a party, or to the Company’s Knowledge, any other contractual rights, the value of which is determined in whole or in part by the value of any capital stock of the Company and there are no outstanding stock appreciation rights with respect to the capital stock of the Company.  Section 3.3(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all outstanding Company Options, the number of Common Shares subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof.

(b)                                 As of the date hereof, (i) 10,764,932 Common Shares are issued and outstanding and 62,007,126 Common Shares are available for issuance, (ii) 2,100,000 Common Shares are reserved for issuance upon the conversion of the Series F Shares and (iii) 127,942 Common Shares are reserved for issuance upon the exercise of outstanding Company Options or exercise, settlement or conversion of any other equity-based awards outstanding under the Company Stock Plans, (iv) no Common Shares are held in the treasury of the Company, (v) 32,237 Common Shares are reserved for issuance and available for the future grant of equity-based awards under the Company Stock Plans, (vi) 130,000 shares of Series E Shares are reserved for issuance upon exercise of the rights issued or issuable (the “Company Rights”) pursuant to the Second Amended and Restated Rights Agreement (the “Company Rights Agreement”), dated as of April 26, 2002, between the Company and Wells Fargo Bank Minnesota, National Association, as Rights Agent, (vii) no Series A Shares, Series B Shares, Series C Shares or Series E Shares are issued and outstanding, (viii) 11,322,745 Series D Shares are issued and outstanding, and (ix) 1,065,000 Series F Shares are issued and outstanding.  All of the issued and outstanding Common Shares, Series D Shares and Series F Shares have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive right.  All Common Shares which may be issued upon the exercise of outstanding Company Options or upon the exercise, settlement or conversion of equity-based awards outstanding under the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive right.

(c)                                  There are not any bonds, debentures, notes or other indebtedness or, except as described in Section 3.3(b), securities of the Company, in each case having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote.  Except for the Company Options and the Company Rights, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which any of the Acquired Companies is a party obligating any of the Acquired Companies to issue, transfer or sell any shares of capital stock or other equity interests of any Acquired Company or securities convertible into, exchangeable or exercisable for such shares or equity interests or to grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement.  None of the Acquired Companies has any Contract to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of any of the Company’s Subsidiaries, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person (other than any of the other Acquired Companies).  Each outstanding share of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances, and no other equity interest of any of the Company’s Subsidiaries is outstanding.  None of the outstanding securities of any of the Acquired Companies was issued in violation of the Securities Act or any other applicable Law.  None of the Acquired Companies owns, or has any Contract to acquire, any equity securities or other securities of any Person.

(d)                                 Other than the Support Agreements, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of their respective officers or directors is a party with respect to the voting of the Company Shares or the capital stock or other equity interests of any Subsidiary of the Company.

Section 3.4.                                SEC Reports.

(a)                                  The Company has filed or furnished, as the case may be, on a timely basis all statements, forms, reports, schedules, exhibits and other documents required to be filed or furnished, as the case may be, by it with the SEC since August 1, 2008 (including any amendments thereto, the “Company SEC Reports”).  No Subsidiary of the Company is, or since

August 1, 2008 has been, required to file any form, report, registration statement or other document with the SEC.

(b)                                 Each of the Company SEC Reports, as of the date of the filing of such report, (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, the Sarbanes-Oxley Act of 2002 (“SOX”), including in each case, the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)                                  The Company has made available to Parent accurate and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, since August 1, 2004.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports.  To the Company’s Knowledge, none of the Company SEC Reports (other than any Company SEC Reports filed in connection with the transactions contemplated herein) is the subject of ongoing SEC review or outstanding SEC comment.

Section 3.5.                                Financial Statements.

(a)                                  The financial statements (including related notes, if any) contained in the Company SEC Reports (i) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the results of the consolidated operations, cash flows and changes in shareholders equity and consolidated financial position of the Acquired Companies for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past practice in the case of unaudited financial statements, which adjustments would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (ii) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) were prepared in accordance with GAAP as in effect on the respective dates thereof consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b)                                 The Acquired Companies have designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that information required to be disclosed by the Company is made known on a timely basis to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  Since August 1, 2008, any material change in internal control over financial reporting required to be disclosed in any Company SEC Report has been so disclosed.  Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the SEC Reports, and such certifications and statements contain no qualifications or exceptions to the matters certified or stated therein and have not been modified or withdrawn.  For purposes of the immediately preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

Section 3.6.                                Real Property.

(a)                                  Section 3.6(a) of the Company Disclosure Schedule contains a true and correct list of each parcel of Owned Real Property and each parcel of real property leased to the Acquired Companies as of the date hereof (collectively, the “Company Real Property”) and sets forth (i) the address of each parcel of Company Real Property and (ii) the permanent index (tax) number for each parcel of Owned Real Property.  The Company has heretofore furnished to Parent true, correct and complete copies of all Leases (including any material amendments, supplements and modifications thereto).  Assuming due execution and delivery of such Leases by the counterparty thereto, all such Leases are valid and binding and are in full force and effect and enforceable by the applicable Acquired Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.  The Company is not a lessor under any leases.

(b)                                 Except, individually or in the aggregate, as has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect:

(i)                                     none of the Acquired Companies or, to the Company’s Knowledge, any other party to any of the Leases is in breach of, or in default under, any of the Leases and no request of terminations or claims have been made or received by any parties to the Leases;

(ii)                                  each parcel of Company Real Property and the Improvements thereon are used in a manner permitted by applicable zoning ordinances, planning laws and Encumbrances (including covenants and restrictions of record);

(iii)                               except as set forth in Section 3.6(b) of the Company Disclosure Schedule, the Owned Real Property is not located within any flood plain or subject to any similar type of restrictions for which any permit, license or additional insurance may be necessary for the use and operation thereof;

(iv)                              the Acquired Companies have good, insurable and marketable fee simple title to all Owned Real Property and Improvements thereon subject only to Permitted Encumbrances;

(v)                                 there are no Legal Proceedings pertaining to the Company Real Property, and, to the Knowledge of Company, no condemnation, taking, federal, state or local Law (including, but not limited to, zoning changes) or other matters which may adversely affect the current or planned use of such Company Real Property are threatened or contemplated;

(vi)                              each of the Company Real Properties has adequate utilities serving them, means of access to and from public roads and main line railroad tracks and the right to use all of the Improvements, in each case adequate legally to conduct the business in the manner currently conducted by the Company or the Company Subsidiary therein; and

(vii)                           except for the Company or a Subsidiary of the Company, no third Person has any interest in, or right to use, possess or occupy, any portion of the Company Real Properties.

Section 3.7.                                Intellectual Property Rights.

(a)                                  Section 3.7(a) of the Company Disclosure Schedule contains an accurate and complete list of all (i) issued Patents and applications for Patents that are owned by any Acquired Company (the “Owned Patents”), (ii) registered Copyrights that are owned by any Acquired Company (the “Owned Copyrights”), (iii) registrations for Trademarks, and applications to register any unregistered Trademarks, that are owned by any Acquired Company (the “Owned Trademarks”) and (iv) registrations for Domain Names, and applications to register any Domain Names, that are owned by any Acquired Company (the “Owned Domain Names”).

(b)                                 Each item of Owned Intellectual Property that has been registered, filed, certified or otherwise recorded with any Governmental Body is in all material respects in force and in good standing.

(c)                                  Section 3.7(c) of the Company Disclosure Schedule contains a list of all material licenses, sublicenses, settlements, and non-assertion covenants which relate to: (i) any Owned Intellectual Property; (ii) any other Intellectual Property, excluding Software, that is licensed to or used by an Acquired Company in any business of any Acquired Company in any material respect; or (iii) any Software that is licensed to or used by any Acquired Company (other than contracts for Software licensed to an Acquired Company that is generally commercially available or is subject to so-called “shrink-wrap” or “click-through” license agreements), (collectively, the “License Contracts”).

(d)                                 The Acquired Companies have taken reasonable steps to protect the confidentiality of the material Trade Secrets owned by any of the Acquired Companies (the “Owned Trade Secrets”).

(e)                                  An Acquired Company owns and possesses all right, title and interest in and to, or has a valid and enforceable license or other right to use, all Intellectual Property Rights used in the operation of the business of any of the Acquired Companies that is necessary for the operation of the business of any Acquired Company as currently conducted (collectively, the “Company Intellectual Property Rights”).  Section 3.7(e) of the Company Disclosure Schedule contains a list of all licenses to Intellectual Property Rights which are material to the operations of the businesses of any of the Acquired Companies.  The Company Intellectual Property Rights owned by the Acquired Companies are solely and exclusively owned by the Acquired Companies and are free and clear of all Encumbrances (other than Permitted Encumbrances and, for the avoidance of doubt, obligations to pay royalties or other amounts due under any licenses of Intellectual Property Rights), except where the failure to so own or be free and clear of all Encumbrances (other than Permitted and, for the avoidance of doubt, obligations to pay royalties or other amounts due under any licenses of Intellectual Property Rights) has not resulted, individually or in the aggregate, in, and as would not reasonably be expected to result in, a Company Material Adverse Effect,

(f)                                    Except as would not reasonably be expected to result in a Company Material Adverse Effect: (i) no claims are pending or, to the Company’s Knowledge, threatened that an Acquired Company has infringed or misappropriated in any material respect the Intellectual Property Rights of any Person, (ii) to the Company’s Knowledge, the conduct of the business of any Acquired Company, as currently conducted, has not infringed or misappropriated in any material respect the Intellectual Property Rights of any Person, (iii) no Person or entity has made any claim that is currently pending, or, to the Company’s Knowledge, threatened to make any claim, contesting the validity, enforceability, use or ownership of any Company Intellectual Property Rights owned by any Acquired Company, and, to the Company’s Knowledge, no reasonable basis for any such claim exists, and (iv) to the Company’s Knowledge, as of the date hereof, no Person is infringing or misappropriating any Company Intellectual Property Rights.

(g)                                 Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) any Acquired Company being required as a result of the transactions contemplated hereby to grant any Third Party any right to any Intellectual Property Rights owned by, or licensed to, any Acquired Company, (ii) any Acquired Company, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of the businesses of any of the Acquired Companies, or (iii) any Acquired Company being obligated to pay any material royalties or other amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(h)                                 None of the Acquired Companies has any Owned Software.

Section 3.8.                                No Undisclosed Liabilities.  The Acquired Companies have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (i) liabilities or obligations reflected or reserved against in the Company Balance Sheet, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the Company Balance Sheet, (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, or (iv) liabilities or obligations that, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect.

Section 3.9.                                Taxes.

(a)                                  Timely Filing of Tax Returns.  The Acquired Companies have filed or caused to be filed all federal and state income Tax Returns and all other material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Law.  All Tax Returns filed by (or that include on a consolidated basis) any of the Acquired Companies were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct in all material respects as of the date filed and filed on a timely basis.

(b)                                 Payment of Taxes.  The Acquired Companies have, within the time and in the manner prescribed by applicable Law, paid (and until Closing will pay within the time and in the manner prescribed by applicable Law) all material amounts of Taxes that are due and payable by the Acquired Companies whether or not shown on any Tax Return and have maintained on their books and records reserves adequate to pay all accrued Taxes not yet due and payable.

(c)                                  Withholding Taxes.  Each of the Acquired Companies has complied (and until the Closing will comply), in all material respects, with applicable Law relating to the withholding or collection of Taxes and has, within the times and in the manner prescribed by applicable Law, paid over to the proper Governmental Body (and until the Closing will pay over to the proper Governmental Body) all material amounts required to be withheld and paid under applicable Law, relating to the paying over of withheld Taxes.

(d)                                 Audits.  No material Tax Return of any of the Acquired Companies is under audit or examination by any Governmental Body, and no written notice of such an audit or examination has been received by any of the Acquired Companies and, to the Company’s Knowledge, none of the Acquired Companies has been threatened, in writing, with any audit, investigation or claim for or relating to material Taxes.

(e)                                  Return Examinations. All federal and state income and franchise Tax Returns and all other material Tax Returns have been examined by the appropriate Governmental Body or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.

(f)                                    Deficiencies. All deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (a) have been paid in full.

(g)                                 Liens. There are no liens for Taxes upon the assets of any of the Acquired Companies except liens relating to current Taxes not yet due.

(h)                                 Tax Sharing Agreements.  None of the Acquired Companies is a party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar Contract or arrangement except (i) such an agreement or obligation solely between or among the Acquired Companies or (ii) customary Tax indemnity and Tax gross-up obligations contained in credit agreements entered into by any of the Acquired Companies.

(i)                                     Extensions of Time for Filing Tax Returns.  None of the Acquired Companies has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

(j)                                     Waiver of Statutes of Limitations.  None of the Acquired Companies has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns.

(k)                                  United States Real Property Holding Corporation.  None of the Acquired Companies has been a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(l)                                     355 Transactions.  None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated hereby.

(m)                               Adjustments under 481(c). As a result of a change in accounting method for a taxable period beginning on or before the Closing Date or for any taxable year or period beginning on or before and ending after the Closing Date, none of the Acquired Companies will be required to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or other Tax Law) in taxable income for any taxable period ending after the Closing.

(n)                                 Tax Shelters.  None of the Acquired Companies has participated in any “reportable transaction” or “transaction of interest” (all as defined in Treasury Regulation § 1.6011-4) required to be disclosed to the Internal Revenue Service or other Governmental Body.

(o)                                 Group Membership. None of the Acquired Companies has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member.

(p)                                 Other Jurisdictions. No claim that remains unresolved has been made by a Governmental Body in a jurisdiction where an Acquired Company has never paid Taxes or filed Tax Returns asserting that such Acquired Company is or may be subject to Taxes assessed by such jurisdiction.

(q)                                 Taxes of Another. None of the Acquired Companies has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee, successor, indemnitor or otherwise.

Section 3.10.                         Employee Benefits.

(a)                                  Each Company Benefit Plan is listed in Section 3.10(a) of the Company Disclosure Schedule.  With respect to each Company Benefit Plan, the Company has made available to Parent a true, correct and complete copy of, as applicable: (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service and each related financial report; (ii) the current plan document for each such Company Benefit Plan and related trust agreement (if any) that has been reduced to writing and all amendments thereto; (iii) each trust, if any, relating to each such Company Benefit Plan; (iv) the most recent summary plan description of each Company Benefit Plan provided to participants and any material modifications thereto; and (v) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code (a “Company Qualified Plan”).  No Acquired Company is a party to, or otherwise bound by, any Contract that provides for indemnification of any current or former officer, director, partner, member, manager or employee of any Acquired Company.

(b)                                 With respect to each Company Qualified Plan, either (i) the Internal Revenue Service has issued a currently applicable favorable determination letter with respect to such Company Qualified Plan that has not been revoked or the Company Qualified Plan is a prototype plan which may rely on a currently applicable opinion letter issued with respect to the Company Qualified Plan, and there are no existing circumstances that would reasonably be expected to adversely affect the qualified status of any such Company Qualified Plan or the related trust, or (ii) such Company Qualified Plan still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(c)                                  All contributions and premium payments required to be made with respect to any Company Benefit Plan for any period through the date hereof have been timely made to the extent required to be made on or before the date hereof.

(d)                                 The Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all Laws applicable to the Company Benefit Plans, and each Company Benefit Plan has been maintained, funded, and administered in accordance with its terms and the requirements of the Collective Bargaining Agreements.  No prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Benefit Plan that would result in material liability to an Acquired Company.  No Acquired Company or any ERISA Affiliate of any Acquired Company has incurred any material liability, (i) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code, or (ii) under Section 502(i) or 502(l) of ERISA.

(e)                                  Except as set forth on Section 3.10(e) of the Company Disclosure Schedule, none of the Acquired Companies nor any ERISA Affiliate of any Acquired Company maintains, sponsors, or contributes to, or has any liability or potential liability under (or with respect to) any (i) plan or arrangement which is subject to (A) the minimum funding requirements of Code Section 412, (B) Part 3 of Subtitle B of Title I of ERISA, or (C) Title IV of ERISA, or (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA).

(f)                                    Except as set forth on Section 3.10(f) of the Company Disclosure Schedule, no Acquired Company has any material obligation to provide post-employment or post-termination life, health, medical or other welfare benefits to any Person, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or similar state or local Law.

(g)                                 Except as set forth on Section 3.10(g) of the Company Disclosure Schedule, (i) there are no pending or, to the Company’s Knowledge, threatened investigations or audits of or with respect to any Company Benefit Plan by any Person, and (ii) there are no pending or, to the Company’s Knowledge, threatened Legal Proceedings (other than Legal Proceedings for benefits in the ordinary course) which have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, in each case which would reasonably be expected to result in any material liability of any Acquired Company to any Person or Company Benefit Plan including the Pension Benefit Guaranty Corporation, the Department of Treasury, or the Department of Labor.

(h)                                 Except as set forth on Section 3.10(h) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) entitle any current or former director, officer, employee or consultant of any Acquired Company to any payment (including severance pay or similar compensation), any cancellation of indebtedness, or any increase in compensation; (ii) result in the acceleration of payment, funding or vesting under any Company Benefit Plan; or (iii) result in any increase in benefits payable under any Company Benefit Plan.  No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No person is entitled to receive any additional payment from any Acquired Company as a result of the imposition of a Tax under Section 4999 of the Code.

(i)                                     Each Company Benefit Plan which is a nonqualified deferred compensation plan within the meaning of, and subject to, Section 409A of the Code has been at all times administered, operated and maintained in all material respects in accordance with the requirements of Section 409A of the Code.  No Person is entitled to receive any additional payment from any Acquired Company as a result of the imposition of a Tax under Section 409A of the Code.

(j)                                     The parties hereto acknowledge that certain payments have been made or are to be made, and certain benefits have been granted or are to be granted, according to employment compensation, severance, employment agreement and other Company Benefit Plans (collectively, the “Arrangements”) to certain holders of Company Shares and other securities of the Company who are directors or employees of the Company (the “Covered Stockholders”).  All such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Stockholders (and matters incidental thereto) and (ii) are not calculated based on the number of Company Shares tendered or to be tendered into the Offer by the applicable Covered Stockholder.  The adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the “safe harbor” requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as a result of the taking prior to the execution of this Agreement of all necessary action by the Company Board or an appropriate committee thereof to the extent required.

Section 3.11.                         Compliance with Laws.

(a)                                  Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, and except for matters which, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect, the Acquired Companies are, and at all times since August 1, 2004 have been, in compliance with each of the Laws that is or was applicable to any of them or any of their properties and assets or applicable to their business, products or product processing (including Laws relating to occupational safety and health and applicable FDA, USDA and United States Federal Trade Commission Laws, including policies, advisory opinions and guidance), at the times that such Laws were in effect, and the Acquired Companies have not received any written notice of claims or violations with respect to any such Laws.

(b)                                 Each of the Acquired Companies is in possession of all Permits necessary for it to own, lease and operate its respective properties or to develop, produce, store, distribute, promote, offer and sell its respective products and services or otherwise to carry on its business as it is now being conducted (the “Company Permits”), and all such Company Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by the applicable Acquired Company of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the Company Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  The Acquired Companies, and their respective businesses as currently conducted, are in compliance with the terms of the Company Permits, except failures so to comply that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c)                                  Since August 1, 2004, there have been no recalls, withdrawals, product corrections or product removals of products produced or sold by any Acquired Company or any FDA or USDA Notices of Warning or Withholding, Suspension or Withdrawal of Inspection, seizure, criminal referral, or other similar federal, state or private enforcement actions with respect to such products and, to the Company’s Knowledge, no facts or circumstances exist that would be substantially likely to result in such actions.

Section 3.12.                         Environmental Matters.

(a)                                  Each of the Acquired Companies is, and at all times since August 1, 2004 has been, in compliance with all Environmental Laws, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b)                                 Each of the Acquired Companies holds and is in compliance with all authorizations, licenses and permits required under Environmental Law to operate at the Company Real Property and to carry on its business as now conducted, except where the failure to hold such authorizations, licenses and permits would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c)                                  Since August 1, 2004, none of the Acquired Companies has received any written notice from any Governmental Body or any other Person regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, and, to the Company’s Knowledge, there are no facts or conditions that would reasonably be expected to result in any such notices, except for facts and conditions which would not, and notices where the subject matter thereof would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d)                                 Since August 1, 2004, none of the Acquired Companies has disposed of or released any Hazardous Substance at any Company Real Property or any other real property, nor has there been any release or disposal of Hazardous Substances at any Company Real Property or, to the Company’s Knowledge, any other real property formerly owned, leased or occupied by any Acquired Company or predecessor thereto, so as to give rise to liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws, in each case which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.13.                         Legal Proceedings.

(a)                                  As of the date hereof, there is no pending Legal Proceeding (i) that involves, affects or relates to any of the Acquired Companies or any of their assets or properties, except for such Legal Proceedings as are normally incident to the business carried on by the Acquired Companies and, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect, or (ii) that challenges, or that may have the effect of delaying, preventing or making illegal, any of the transactions contemplated hereby, including the Offer and the Merger.

(b)                                 As of the date hereof, to the Company’s Knowledge, no Legal Proceeding has been threatened that, if pending, would be required to be disclosed under the preceding paragraph.

(c)                                  There is no Order to which any Acquired Company, or any of the material assets or properties owned or used by any of them, is subject which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.14.                         Absence of Certain Changes and Events.  Since July 31, 2009, except for actions expressly contemplated or permitted by this Agreement, (i) the business of the Acquired Companies has been conducted in all material respects in the ordinary course of business consistent with past practice, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (ii) the Acquired Companies have not taken any of the actions set forth in clauses (i)-(vii), (ix), (xiii)(B)-(F) and (xix) of Section 5.2 (other than, in the case of (xiii)(B)-(F) only, actions taken in the ordinary course of business consistent with past practice).

Section 3.15.                         Material Contracts.

(a)                                  Except as set forth on Section 3.15(a) of the Company Disclosure Schedule, as of the date hereof, none of the Acquired Companies is a party to, and none of the Acquired Companies or any of their respective assets or properties are bound by, Contracts that:

(i)                                     are or would be required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than those agreements and arrangements described in Item 601(b)(l0)(iii) of Regulation S-K);

(ii)                                  relate to indebtedness for borrowed money;

(iii)                               purports to materially limit the ability of any Acquired Company (or, following the Acceptance Time, Parent or its Affiliates) to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(iv)                              contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $200,000 in the aggregate, or contemplating or involving the performance of services having a value in excess of $200,000 in the aggregate; and

(v)                                 any other Contract that is not made in the ordinary course of business consistent with past practice, a material breach of which would reasonably be expected to result in a Company Material Adverse Effect.

Each of the foregoing is a “Material Contract.” Except to the extent filed as an exhibit to a Company SEC Report, the Company has made available to Parent accurate and complete copies of each of the Material Contracts.

(b)                                 Assuming the due execution and delivery of such Material Contract by the counterparty, each Material Contract is valid and binding on the Acquired Company that is a party thereto, and is in full force and effect and is enforceable against the applicable Acquired Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.  To the Company’s Knowledge, each Material Contract is valid and binding on the other parties thereto, is in full force and effect and enforceable against such other party in accordance with its terms, subject to the effect of (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (y) rules of law and equity governing specific performance, injunctive relief and other equitable remedies, each of the

Acquired Companies has performed all obligations required to be performed by it to date under each Material Contract.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, no Acquired Company is in breach of, or default under the terms of, and, to the Company’s Knowledge, no other Person is in breach of, or default under the terms of, any Material Contract, nor is any default (or similar term) continuing under any Material Contract, and, to the Company’s Knowledge, there does not exist any event, condition or omission that would constitute such a default or, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any Material Contract.  Since July 31, 2009, none of the Acquired Companies has received written notice from any other party to a Material Contract with respect to the termination or non-renewal of any Material Contract.

Section 3.16.                         Labor Matters.  Except as set forth in Section 3.16 of the Company Disclosure Schedule, none of the Acquired Companies is a party to, or bound by, any collective bargaining agreement, contract or other similar agreement with a labor union or labor organization (each, a “Collective Bargaining Agreement”).  Except as set forth in Section 3.16 of the Company Disclosure Schedule, and except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (a) there is no labor strike, slowdown, work stoppage, lockout or other material labor dispute involving any of the Acquired Companies actually pending or, to the Company’s Knowledge, threatened, (b) to the Company’s Knowledge, there is no organizational activity involving any of the Acquired Companies, (c) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Company’s Knowledge, threatened against any of the Acquired Companies, (d) no grievance is pending or, to the Company’s Knowledge, threatened against any of the Acquired Companies, (e) none of the Acquired Companies is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices, and (f) each of the Acquired Companies is in material compliance with its obligations under any Collective Bargaining Agreement and all applicable Laws relating to wages, hours, immigration, discrimination in employment, workplace health and safety, workers’ compensation, and collective bargaining and are not liable for any arrears of wages or penalties for failure to comply with any of the foregoing.

Section 3.17.                         Company Rights Agreement; State Anti-Takeover Statutes.

(a)                                  The Company has made available to Parent an accurate and complete copy of the Company Rights Agreement.  The Company has amended the Company Rights Agreement to provide that none of Parent, Merger Sub or any of their respective Affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Company Rights Agreement), as a result of the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby, including the Offer and the Merger.  The entering into of this Agreement and the Support Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.  Accurate and complete copies of all such amendments to the Company Rights Agreement have been previously provided to Parent.

(b)                                 Assuming the accuracy of the representations and warranties in Section 4.4 and Section 4.6, the Company Board has taken all actions necessary so that no anti-takeover statute or other similar regulation under the North Dakota Act or other applicable Law of North Dakota shall be applicable to the execution, delivery and performance of this Agreement or the Support Agreements or the consummation of the transactions contemplated hereby (including the Offer and the Merger) and thereby.

Section 3.18.                         Insurance.  Section 3.18 of the Company Disclosure Schedule sets forth a list of the material insurance policies covering the Acquired Companies as of the date hereof.  Except for failures to maintain insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, from August 1, 2008 through the date of this Agreement, each of the Acquired Companies has been continuously insured with recognized insurers in such amounts and with respect to such risks and losses as are customary for the nature of the property so insured and for companies in the United States conducting the business conducted by the Acquired Companies during such time period.  None of the Acquired Companies has received any notice of cancellation or termination with respect to any material insurance policy of the Acquired Companies.

Section 3.19.                         Opinion of Financial Advisor.  The Company Board has received the opinion of Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to the effect that, as of the date thereof and subject to the matters set forth in such opinion, the Common Offer Price to be received by the holders of Common Shares in the Offer and the Merger is fair, from a financial point of view, to such holders, and an accurate and complete copy of such opinion has been, or promptly upon receipt thereof shall be, delivered by the Company to Parent.

Section 3.20.                         Brokers.  No broker, finder, investment banker or other Person (other than Morgan Stanley, an accurate and complete copy of whose engagement letter has been provided to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Acquired Company.

Section 3.21.                         Vote Needed.  If required by applicable Law to approve the Merger, the affirmative vote of the holders of a majority of the outstanding Common Shares on the record date of the Company Stockholders’ Meeting, voting together as a class, is the only vote of the Company’s stockholders required to approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”).

Section 3.22.                         Affiliates; Related Party Transactions.  Except as set forth in the Company SEC Reports, there are no agreements, arrangements or transactions of any kind that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.23.                         Subsidiaries.  Section 3.23 of the Company Disclosure Schedule sets forth a complete list of the Subsidiaries of the Company, including the jurisdiction of organization.  All equity interests of each Subsidiary of the Company have been duly authorized and validly issued, and are fully paid and nonassessable and are owned by the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Except as set forth in the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1.                                Organization and Good Standing.

(a)                                  Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdictions of incorporation, with full corporate power and authority to conduct its businesses as now being conducted and to own, lease and use its respective properties or assets.

(b)                                 Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing (where such concept is applicable) under the Laws of each state or other jurisdiction in which either the ownership or use of the properties and assets owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified, individually or in the aggregate, has not resulted in, and would not reasonably be expected result in, a Parent Material Adverse Effect.

(c)                                  Parent has made available to the Company accurate and complete copies of the Organizational Documents of each of Parent and Merger Sub as currently in effect.

Section 4.2.                                Authority; No Conflict.

(a)                                  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, in the case of the consummation of the Merger, the filing of the Articles of Merger).  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby (including the Offer and the Merger) in accordance with the terms hereof will (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent or Merger Sub, (ii) assuming that the consents, filings and notifications contemplated by Section 4.2(c) shall have been duly made or obtained, and any waiting periods required thereunder shall have been terminated or expired, in each case prior to the Acceptance Time, contravene, conflict with, or result in a violation of applicable Law or any Order applicable to any material Contract of Parent or Merger Sub, or any of their properties or assets, (iii) contravene, conflict with, or result in a violation or breach (with or without notice or lapse of time or both), of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract of Parent or Merger Sub; or (iv) result (with or without notice or lapse of time or both) in the creation of any Encumbrance upon any of the material properties or assets of Parent or Merger Sub, except, in the case of clauses (ii), (iii) and (iv), for any such conflicts, contraventions, violations, breaches, defaults or other occurrences that, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

(c)                                  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) will not, require any consent of, or filing with or notification to, any Governmental Body, except for compliance with (i) the applicable requirements of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, (iii) the North Dakota Act, including the filing of the Articles of Merger, and (iv) such other consent, approval, license, permit, authorization, filing or notification requirements or obligations where the failure to obtain such consents, approvals, licenses, permits or authorizations, or to make such filings or notifications, individually or in the aggregate, have not resulted in, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

Section 4.3.                                Legal Proceedings.  (a)  As of the date hereof, there is no pending Legal Proceeding that involves, affects or relates to Parent or any of its Subsidiaries or any of their respective assets or properties that challenges, or that may have the effect of delaying, preventing or making illegal any of the transactions contemplated hereby, including the Offer and the Merger.

(b)                                 As of the date hereof, to Parent’s Knowledge, no Legal Proceeding has been threatened that if pending would be required to be disclosed under the preceding paragraph.

Section 4.4.                                Ownership of Company Shares.  Neither Parent nor Merger Sub, nor any of their Affiliates, owns any Company Shares or other equity interests in the Company, beneficially or of record or otherwise, as of the date hereof or any time prior to the time that is immediately prior to the Acceptance Time.

Section 4.5.                                Funds.  Parent and Merger Sub, collectively, have available to them, and will have available to them through the Expiration Date and the Effective Time, all funds necessary for the payment of the aggregate Common Offer Price and the Series D Offer Price, whether payable pursuant to the Offer or the Merger, and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement.

Section 4.6.                                Certain Arrangements.  Other than the Support Agreements, there are no Contracts between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to the Acquired Companies or the transactions contemplated by this Agreement.

Section 4.7.                                Ownership and Operation of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.  Merger Sub has not conducted any business other than incident to its formation and in relation to this Agreement and the transactions contemplated hereby.

ARTICLE 5

CONDUCT OF BUSINESS.

Section 5.1.                                Affirmative Obligations of the Company.  Except (a) as expressly contemplated or permitted by this Agreement, (b) as otherwise required by applicable Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or (d) as set forth in Section 5.1 of the Company Disclosure Schedule, from and after the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Acceptance Time (such period, the “Interim Period”), the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in all material respects in the ordinary course, consistent with past practice, and (ii) use its commercially reasonable efforts to maintain and preserve its business organization, maintain in good working order and condition its material assets and properties (including the Company Real Property) (ordinary wear and tear excepted), maintain in effect all existing material Company Permits, keep available the services of its present officers and key employees and preserve substantially intact its material business relationships and good will with Governmental Bodies, employees, customers, strategic partners, suppliers, distributors, landlords, creditors, licensors, licensees and others having material business dealings with any of the Acquired Companies.

Section 5.2.                                Negative Obligations of the Company.  Except (a) as expressly contemplated or permitted by this Agreement, (b) as otherwise required by applicable Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or (d) as set forth in Section 5.2 of the Company Disclosure Schedule, during the Interim Period, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)                                     (A)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a Subsidiary of the Company), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities (other than the issuance of Common Stock upon the conversion of the Series F Shares (into Common Stock) or the exercise, settlement, or conversion of Company Options or other equity-based awards outstanding under the Company Stock Plans outstanding on the date hereof in accordance with their present terms), or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities

(other than the withholding of Common Shares to satisfy the exercise price or Tax withholding upon the exercise of Company Options, vesting of restricted shares or settlement of stock units, in each case that are outstanding as of the date hereof in accordance with their present terms);

(ii)                                  except as permitted by clause (xiii) of this Section 5.2, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible, exercisable or exchangeable securities (other than (A) the issuance of Common Shares upon the conversion of the Series F Shares or (B) the exercise, settlement, or conversion of Company Options or other equity-based awards outstanding under the Company Stock Plans outstanding on the date hereof in accordance with their terms);

(iii)                               amend its Organizational Documents;

(iv)                              acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person or (B) any assets that are material, in the aggregate, to the Acquired Companies, taken as a whole, except purchases of inventory, components, property, plant or equipment in the ordinary course of business, consistent with past practice;

(v)                                 sell, lease, sublease, license, sublicense, pledge, mortgage, or otherwise dispose of or subject to any Encumbrance, other than Permitted Encumbrances, any Company Real Property or material assets of the Acquired Companies (excluding, for the avoidance of doubt, sales of inventory, in each case in the ordinary course of business consistent with past practice);

(vi)                              alter or amend the Company Rights Agreement or the Company Rights other than as contemplated herein;

(vii)                           (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of July 31, 2009 (and any interest or fees and expenses that have accrued thereon) as reflected on the Company Balance Sheet or guarantee any indebtedness of another Person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other agreement to maintain the financial condition of another Person or enter into any Contract or arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to directors, officers or employees of the Acquired Companies in the ordinary course of business consistent with past practice) or capital contributions to, or investment in, any other Person, other than the Company or any of its Subsidiaries, or (D) other than in the ordinary course of business consistent with past practice, enter into any hedging agreement or other financial agreement or arrangement, intended to protect any of the Acquired Companies against fluctuations in commodities prices or exchange rates, except, in the case of clauses (A) and (B), for (x) borrowings under existing credit facilities (or renewals, extensions or replacements thereof that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of such party or its applicable Subsidiaries or successors from terminating or pre-paying such facilities, or contain financial terms less favorable, in the aggregate, than existing credit facilities, and as they may be so renewed, extended or replaced), (y) borrowings or other lines of credit in additional amounts not to exceed $1,000,000, or (z) indebtedness owed by any Acquired Company to any other Acquired Company;

(viii)                        make any capital expenditures or other expenditures with respect to property, plant or equipment outside of the ordinary course of business consistent with past practice for the Acquired Companies, taken as a whole, in excess of the greater of (A) $200,000 per month or (B) the amount permitted for such expenditures in the Company’s budget for fiscal 2010, a complete copy of which has previously been delivered to Parent;

(ix)                                make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(x)                                   except in the ordinary course of business consistent with past practice or as expressly permitted by any other provision of this Section 5.2, waive, release or assign any material rights or claims under, or renew, materially modify or terminate any Material Contract;

(xi)                                except in the ordinary course of business consistent with past practice, (A) enter into any Contract that, if in effect on the date hereof, would be a Material Contract (other than renewals of existing Material Contracts in the ordinary course of business), or (B) license any material Intellectual Property Rights owned by any of the Acquired Companies to any Third Party;

(xii)                             enter into any Contract containing any restriction on the ability of any of the Acquired Companies to conduct their business as it is presently being conducted or is currently contemplated to be conducted;

(xiii)                          except as required pursuant to the terms of any Company Benefit Plan or other Contract in effect on the date hereof or as required by Law or in the ordinary course of business consistent with past practice, (A) adopt, enter into, terminate or amend any Collective Bargaining Agreement or any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant (provided, however, that the Company may hire employees or independent contractors with an annual base salary and incentive compensation opportunity not to exceed $150,000 for each such Person), (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, except as contemplated by this Agreement or other equity-based plans, (D) pay any material benefit not provided for as of the date hereof under any Company Benefit Plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan, including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or agreements or awards made thereunder, or (F) take any action to secure the payment of compensation or benefits under any employee plan, Contract or arrangement or Company Benefit Plan;

(xiv)                         make or rescind any material Tax election, settle or compromise any material Tax liability, agree to any extension of a statute of limitations with respect to material Taxes or amend any material Tax Return;

(xv)                            initiate, compromise or settle any material Legal Proceeding;

(xvi)                         fail to maintain, with its current insurance companies or other financially responsible insurance companies, insurance at levels substantially comparable to levels existing as of the date hereof;

(xvii)                      engage in any workforce reduction of any size or nature without complying with the Workers Adjustment and Retraining Notification Act of 1988, as amended, and any comparable state or local Law that may be applicable;

(xviii)                   pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) in excess of $200,000 in the aggregate other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business consistent with past practices;

(xix)                           other than modifications or amendments associated with renewals of existing Leases in the ordinary course of business consistent with past practice, modify, amend or terminate any material right relating to any Company Real Property; or

(xx)                              authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Section 5.3.                                No Control of the Other Party’s Business.  Nothing contained in this Agreement shall give (a) Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Acquired Companies during the Interim Period or (b) the Company, directly or indirectly, the right to control or direct the operations of Parent and Merger Sub during the Interim Period.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1.                                No Solicitation of Transactions.

(a)                                  From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with Article 8, except as set forth in this Section 6.1, the Company shall not, nor shall it authorize or knowingly permit any of its Subsidiaries or the Company Representatives to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing non-public information concerning the Acquired Companies) any inquiry, offer or proposal with respect to an Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with any Third Party with respect to an Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal, or (iii) enter into any Contract with respect to, or approve, endorse or recommend, any Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal; provided, however, that providing notice of the restrictions set forth in this Section 6.1 to any Person in response to any such inquiry, offer or proposal shall not be deemed a breach of this Section 6.1.

(b)                                 Notwithstanding Section 6.1(a), prior to the Acceptance Time, the Company may, to the extent the failure to take such action would be inconsistent with the fiduciary duties of the members of the Company Board (as determined in good faith by the Company Board after consultation with outside counsel), in response to an unsolicited Acquisition Proposal received after the date of this Agreement that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or would reasonably be expected to lead to, a Superior Proposal, (i) furnish non-public information concerning any of the Acquired Companies to the Person making such Acquisition Proposal and its representatives, and (ii) participate in discussions or negotiations (including the negotiation of documentation) with such Person and its representatives regarding such Acquisition Proposal, if, in the case of either clause (i) or (ii), prior to taking such action the Company enters into a confidentially agreement with such Person that contains confidentiality and other provisions that are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement.  The Company shall promptly furnish to Parent a copy of any non-public information furnished to any Third Party in accordance with this Section 6.1(b) (to the extent such information was not previously provided to Parent).

(c)                                  Neither the Company Board nor any committee thereof shall:

(i)                                     withhold, withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation or, if any Third Party shall have publicly announced an Acquisition Proposal, fail to publicly reaffirm the Company Recommendation within five Business Days following a request by Parent to make such reaffirmation (any of the foregoing, a “Company Recommendation Change”);

(ii)                                  adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal; or

(iii)                               authorize or permit any of the Acquired Companies to enter into any agreement relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”) (other than a confidentiality agreement permitted pursuant to Section 6.1(b)).

Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company Board may, in response to an Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside counsel and its financial advisor) constitutes a Superior Proposal and that was made after the date hereof and that did not result from a breach of this Section 6.1, (A) make a Company Recommendation Change or (B) terminate this Agreement to enter into an Alternative Acquisition Agreement regarding a Superior Proposal if the following conditions are met:

(1)                                  in the case of any action described in either clauses (A) or (B) above, the Company Board has concluded in good faith, after consultation with its outside counsel, that the failure of the Company Board to take such action would be inconsistent with the fiduciary duties of the members of the Company Board under applicable Law;

(2)                                  in the case of any action described in either clauses (A) or (B) above, the Company has (x) provided to Parent at least five days’ (the “Notice Period”) prior written notice (such notice, a “Notice of Superior Proposal”) of the Company Board’s intent to take such action, which notice shall specify the then material terms and conditions of such Superior Proposal, including the identity of the Person making the proposal (it being understood and agreed that, in the event any material revisions (it being agreed that any change in the purchase price offered in such Superior Proposal shall be deemed a material revision) are made to such Superior Proposal during the Notice Period, the Company shall be required to deliver a new Notice of Superior Proposal and a new Notice Period of three days shall be provided hereunder), (y) during the applicable Notice Period, if requested by Parent, engaged in good faith negotiations with Parent, and considered in good faith the terms of any modifications to this Agreement proposed by Parent, to amend this Agreement in such a manner that such Acquisition Proposal ceases to constitute a Superior Proposal, and (z) at the end of the applicable Notice Period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent).  For the avoidance of doubt, no Notice of Superior Proposal shall be deemed to be a Company Recommendation Change; and

(3)                                  in the case of clause (B) above, the Company (x) has complied in all material respects with its obligations under this Section 6.1 and (y) shall pay the Termination Fee to Parent in accordance with Section 8.3 concurrently with such termination of this Agreement.

(d)                                 The Company shall promptly (within 24 hours) notify Parent after receipt of any Acquisition Proposal or any request for non-public information which would reasonably be expected to lead to an Acquisition Proposal.  Such notice shall specify the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry.  The Company shall keep Parent reasonably informed on a current basis of any material change in the material terms of any such Acquisition Proposal or inquiry.

(e)                                  Nothing in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to the Company’s stockholders a position in compliance with Rules 14d-9 and 14e-2 under the Exchange Act or making any “stop look and listen” communication to its stockholders pursuant to Rule 14d-9(f) under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if the Company Board has reasonably determined in good faith, after consultation with outside counsel, that such disclosure is required by its fiduciary duties under applicable Law; provided, however, that in no event shall this Section 6.1(e) affect the obligations of the Company specified in Section 6.1(a), (c) or (d); provided, further, that such disclosure shall be deemed to be a Company Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation, either in such communication or within five Business Days after a request to do so from Parent.

(f)                                    No Company Recommendation Change shall in any event change, or be deemed to otherwise eliminate, the approval of the Company Board of this Agreement and the Offer and the Merger for purposes of causing any state anti-takeover or similar Laws to become applicable to Parent or Merger Sub.

(g)                                 From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with Article 8, the Company (i) shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which any Acquired Company is a party (other than any involving Parent), and (ii) agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including using its reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction; provided that this Section 6.1(g) shall not require the Company or the Company Board to take or refrain from taking any action if the Company Board reasonably determines in good faith, after consultation with outside legal counsel, that doing so is required by its fiduciary duties under applicable Law.

(h)                                 Any action taken or not taken by any Company Representative or any Subsidiary of the Company that, if taken or not taken by the Company would constitute a breach of this Section 6.1, shall be deemed a breach of this Section 6.1 by the Company.

Section 6.2.                                Company Stockholders’ Meeting; Short-Form Merger.

(a)                                  If the approval of the holders of Common Shares is required by applicable Law in order to consummate the Merger other than pursuant to Section 10-19.1-100 of the North Dakota Act, the Company shall, after the Acceptance Time, take all necessary action in accordance with applicable Law and the Company’s Organizational Documents, to establish a record date for, call, give notice of, convene and hold a meeting of its holders of Common Shares (the “Company Stockholders’ Meeting”) as promptly as practicable following the Acceptance Time (but in no event prior to the expiration of any subsequent offering period pursuant to Section 1.1(d)) for the purpose of voting upon the adoption of this Agreement in accordance with applicable Law.  Nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting for a period not to exceed 30 days in the aggregate if there are insufficient Common Shares to properly conduct business at the Company Stockholders’ Meeting.  The Company shall take all reasonable and lawful actions to solicit from the holders of Common Shares proxies in favor of the adoption of this Agreement in accordance with applicable Law.  Notwithstanding anything to the contrary set forth herein, after the Acceptance Time, the Company’s obligation to take all necessary action to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 6.2(a) shall not be limited, or otherwise affected, by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or the occurrence of any Company Recommendation Change.

(b)           Each of Parent and Merger Sub shall vote (or cause to be voted) all Common Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with applicable Law at the Company Stockholders’ Meeting or otherwise.

(c)           Notwithstanding the provisions of this Section 6.2, in the event that Parent and Merger Sub shall acquire a number of Common Shares representing at least 90% of the Adjusted Outstanding Share Number (the “Short-Form Threshold”) pursuant to the Offer or otherwise (including through the exercise of the Top-Up Option), each of Parent, Merger Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the holders of Common Shares, in accordance with Section 10-19.1-100 of the North Dakota Act.

Section 6.3.           Proxy Statement.

(a)           If approval of the holders of Common Shares is required by applicable Law in order to consummate the Merger other than pursuant to Section 10-19.1-100 of the North Dakota Act, as soon as practicable following the Acceptance Time, the Company shall, in consultation with Parent, prepare and file with the SEC, a proxy statement, letter to stockholders, notice of meeting and form of proxy that will be provided to the holders of Company Shares in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”); provided that, the foregoing notwithstanding, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC and shall make all reasonable changes to the Proxy Statement as Parent shall request.  Parent shall furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement.  Subject to applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the holders of Common Shares as promptly as practicable following the filing thereof with the SEC.  The Company shall cause the Proxy Statement to, when filed with the SEC, comply as to form in all material respects with all applicable federal securities Laws.  On the date the Proxy Statement or any amendment or supplement thereto is first mailed to the holders of Common Shares and at the time of the Company Stockholders’ Meeting, the parties hereto will cause the Proxy Statement not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no covenant, agreement, representation or warranty is made by any party hereto with respect to information supplied by any other party or any of such party’s Subsidiaries for inclusion or incorporation by reference in the Proxy Statement.  No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon and making all reasonable changes requested by Parent.  The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith, and shall provide copies of all written comments and summaries of any other material communications that the Company or its counsel receives from the SEC or its staff with respect to the Proxy Statement, and the Company shall consult in good faith with Parent prior to responding to any such comments and shall make all reasonable changes as Parent shall request.  If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the holders of Common Shares.  The Company shall cause the Proxy Statement, as so amended or supplemented, to comply as to form and substance in all material respects with the applicable requirements of all applicable federal securities Laws.

(b)           Subject to the terms of Section 6.1, the Company shall include the Company Board Recommendation (other than with respect to the Offer) in the Proxy Statement.

Section 6.4.           Access to Information.  During the Interim Period, upon reasonable notice and subject to applicable Law relating to privacy or the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, accountants, consultants, financial advisors, counsel and other representatives, reasonable access, during normal business hours, to its properties, books, Contracts, commitments, personnel and records as Parent may reasonably request.  Any investigation conducted pursuant to the access contemplated by this Section 6.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of any of the Acquired Companies or create a risk of damage or destruction to any property or assets of any of the Acquired Companies.  During such period, the Company shall furnish or make available promptly to Parent (except as otherwise publicly available) (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of applicable federal securities Laws and (b) all additional financing, operating and other data and information concerning the Company, its Subsidiaries, and their respective business, properties, assets and personnel, as Parent may reasonably request.  Parent will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreement.  No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties hereto with respect to the Offer or the Merger.  Notwithstanding the foregoing, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) access to such documents or information would risk waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, (ii) access to a Contract to which any of the Acquired Companies is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract (provided that the Company or such Acquired Company, as the case may be, has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section 6.4), or (iii) access to such documents or information would violate applicable Antitrust Laws.

Section 6.5.           Reasonable Best Efforts to Complete.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the Offer and the Merger) as promptly as practicable, including using reasonable best efforts to (i) cause the conditions to the Offer set forth on Exhibit B hereto and the conditions to the Merger set forth in Article 7 hereof to be satisfied or fulfilled, (ii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger), (iii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Bodies, seek the expiration or early termination of all applicable waiting periods under applicable Law, and make all necessary registrations, declarations and filings with Governmental Bodies; provided, however, that nothing in this Agreement shall require Parent or Merger Sub to (and the Company shall not, without the prior written consent of Parent) become subject to, or consent or agree to, or otherwise take any action with respect to, any requirement, condition, undertaking, agreement or Order of a Governmental Body to sell, to divest, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change, assets or businesses of the Company, Parent, or any of their respective Subsidiaries.

(b)           Without limiting the generality of the foregoing provisions of Section 6.5(a), each of Parent and the Company shall file, as soon as may be reasonably practicable (and in any event within ten Business Days) following the execution and delivery of this Agreement, with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) as required by the HSR

Act, and, as soon as may be reasonably practical following the execution and delivery of this Agreement, any comparable pre-merger notification filings, forms and submissions with any foreign Governmental Body that is required by any other applicable Antitrust Law.  Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction.  Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement (including the Offer and the Merger).  If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement (including the Offer and the Merger), then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  No party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in respect to any such filings, investigation or other request without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, the opportunity to attend or participate.

(c)           Without limiting the generality of the foregoing, in the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby (including the Offer and the Merger), the Company, at the direction of the Company Board, shall use its reasonable best efforts to ensure that the transactions contemplated by this Agreement (including the Offer and the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

Section 6.6.           Public Disclosure.  Except as may be required by applicable Law or stock market regulations, and in such instance only after prior consultation with the other parties hereto to the extent practicable under the circumstances, until the Acceptance Time, neither Parent nor the Company shall, and neither Parent nor the Company shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the Offer, the Merger or any of the other transactions contemplated hereby without the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Parent, in the case of a proposed announcement or statement by the Company or any of its Subsidiaries, or the Company, in the case of a proposed announcement or statement by Parent or any of its Subsidiaries.  Subject to this Section 6.6, the parties shall agree on the text of a joint press release by which Parent, Merger Sub and the Company will announce the execution of this Agreement.

Section 6.7.           Certain Litigation.  During the Interim Period, each party hereto shall promptly notify the other parties hereto of any Legal Proceedings commenced or threatened in writing against it or any of its directors, officers, or Affiliates, including by any stockholder of the Company (on their own behalf or on behalf of the Company), relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep all other parties hereto reasonably informed regarding any such Legal Proceedings.  Any party hereto defending any such Legal Proceedings shall give the other parties hereto the opportunity to consult with it regarding the defense or settlement of any such Legal Proceedings and shall consider such other parties’ views with respect to such Legal Proceedings.  The Company agrees that it shall not settle or offer to settle in exchange for the payment of funds any litigation commenced prior to or after the date of this Agreement against it or any of its directors, officers, or Affiliates by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).  Notwithstanding the foregoing, no party hereto shall be required to provide any notice or information to any other party hereto, the provision of which it has determined in good faith may adversely affect such party’s, or any other Person’s, attorney client or other privilege with respect to such information.

Section 6.8.           Indemnification.

(a)           From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor all of the Company’s obligations to indemnify and hold harmless each present and former director and officer of any of the Acquired Companies (the “Indemnified Parties”), against any costs or expenses (including reimbursement for attorneys’ fees and other fees and expenses incurred in advance of the final disposition of any Legal Proceeding upon receipt of any undertaking required by applicable Law), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any Legal Proceeding commenced within six years following the Effective Time and arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist under the Organizational Documents of the Acquired Companies, the North Dakota Act (or comparable Law applicable to any of the Acquired Companies) and any indemnification agreements that any of the Acquired Companies is a party to, as long as a copy of any such agreement was provided to Parent on or prior to the date hereof (such agreements, the “Indemnification Agreements”).

(b)           For a period of six years following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Organizational Documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses and exculpation for periods prior to and including the Effective Time that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the Organizational Documents of the Company as of the date hereof.

(c)           For a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, in Parent’s sole discretion, either (i) maintain in effect a directors’ and officers’ liability insurance policy covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been made available to Parent prior to the date hereof) with coverage in amount and scope, and containing terms and conditions, that are at least as favorable to such Persons as the Company’s existing coverage (the “D&O Insurance”), or (ii) obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time for the Persons who are currently covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be required to expend in excess of 300% of the annual premium currently paid by the Company for such coverage and, for the avoidance of doubt, if the cost for any such coverage is in excess of such amount, Parent or the Surviving Corporation shall be required to maintain the maximum amount of coverage that is available for such amount.  Section 6.8(c) of the Company Disclosure Schedule sets forth such annual premium currently paid by the Company.

(d)           If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.8.

(e)           The obligations set forth in this Section 6.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party (or any other Person who is a beneficiary under the D&O Insurance and their heirs and representatives) without the prior written consent of such adversely affected Indemnified Party or other Person who is a beneficiary of the obligations set forth in this Section 6.8 or under the D&O Insurance (and their heirs and representatives) and is affected thereby.  Each of the Indemnified Parties or other Persons who are beneficiaries under the obligations set forth in this Section 6.8 or the D&O Insurance (and their heirs and representatives) are intended to be third party beneficiaries of the obligations set forth in this Section 6.8, with full rights of enforcement as if a party thereto.  The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Acquired Companies under the Organizational Documents of the Acquired Companies, the North Dakota Act (or comparable Law applicable to any of the Acquired Companies) and the Indemnification Agreements and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

Section 6.9.           Employee Matters.

(a)           As of immediately following the Effective Time, Parent shall cause the Acquired Companies to continue the employment of any Person who was an employee of the Acquired Companies immediately prior to the Effective Time (“Continuing Employees”) on such terms and conditions as may be determined by Parent in its sole discretion.  Further, Parent shall, for a period of at least six months following the Closing Date, provide (or cause to be provided) to the Continuing Employees, compensation and benefit plans providing compensation and benefits that are no less favorable in the aggregate than the compensation and benefits provided to similarly situated employees of Parent and its Affiliates.  Notwithstanding the foregoing, (i) compensation and benefits, as well as other terms and conditions of employment, provided to Continuing Employees who are members of a collective bargaining unit shall satisfy the requirements of the applicable Collective Bargaining Agreement and (ii) Parent shall provide (or cause to be provided) to any Continuing Employee severance benefits, if any, that are the same as provided for a similarly situated employee in the same jurisdiction under Parent’s severance policies in effect at the time of termination of such Continuing Employee.  Parent shall treat and cause its applicable benefit plans to treat the service of the Continuing Employees with the Acquired Companies prior to the Effective Time as service rendered to Parent or any Affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation and for purposes of benefit accrual other than in the case of any defined benefit plan sponsored or maintained by the Parent or its Affiliates (but including with respect to vacation accruals and any severance pay plans). Parent shall provide that, for the plan year in which the Effective Time occurs, no Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in an Acquired Company’s group health plan shall be excluded from Parent’s group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation as long as such Continuing Employee enrolls in Parent’s group health plan within the time period specified by the applicable plans.  For the plan year in which the Closing Date occurs, Parent shall credit each Continuing Employee with any co-payments and deductibles paid respectively by them under the Company Benefit Plans toward satisfaction of any applicable deductible or out-of-pocket requirements under Parent’s group health plan.

(b)           Notwithstanding anything herein to the contrary, nothing contained in this Section 6.9 shall require or imply that the employment of any employees of the Acquired Companies, including but not limited to the Continuing Employees, will continue for any particular period of time following the Effective Time. Except as set forth in this Section 6.9, nothing in this Agreement shall preclude Parent from altering, amending, or terminating any of its (or following the Closing Date, any Acquired Company’s) employee benefit plans, compensation programs, perquisites or other arrangements.  This Section 6.9 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary rights hereunder, or to be interpreted as an amendment to any plan of any Acquired Company or of Parent or any of its Affiliates.

(c)           For avoidance of doubt, this Section 6.9 is not intended, and shall not be deemed, to restrict or limit the rights of any of the Acquired Companies to terminate the employment of any employee, before or after the Effective Time.

Section 6.10.        Notification of Certain Matters.  Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, as applicable, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any condition set forth on Exhibit B or Article 7 hereof to not be satisfied, (b) the receipt of any material notice or other material communication from any Governmental Body in connection with the transactions contemplated by this Agreement, (c) any regulatory notice, report or result of inspection from any Governmental Body received by the Company that would reasonably be expected to be materially adverse to the Company; or (d) any Company Material Adverse Effect or any Parent Material Adverse Effect. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Offer or the Merger.

Section 6.11.        Tax Matters.

(a)           From the date hereof until the Effective Time, consistent with past practice, each Acquired Company shall (i) duly and timely file all material Tax Returns and other documents required to be filed by it with any Governmental Body, subject to extensions permitted by Law and properly granted by the appropriate Governmental Body; provided that the Company notifies Parent that an Acquired Company is availing itself of such extensions, and (ii) pay all Taxes due in respect of such Tax Returns.

(b)           Each party hereto shall reasonably cooperate with the other in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any transfer, gains, sales, use, value added, stock transfer and stamp Taxes, any recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated hereby (including the Offer and the Merger).  All transfer taxes imposed on an Acquired Company as a result of the indirect sale and transfer of any Company Real Property as a result of the Offer and Merger, shall be paid by Parent.  From the date hereof through the Effective Time, the Company and Parent shall, and shall cause their respective Subsidiaries to, use reasonable efforts to provide the other with any Tax information reasonably requested by such party.

Section 6.12.        Parent Disclaimer of Other Representations, Warranties or Guarantees.  Parent hereby acknowledges and agrees that, other than the representations and warranties expressly set forth in this Agreement, the Company does not, and shall not be deemed to have made, and hereby disclaims, any representation, warranty or guarantee, express or implied, including as to any financial forecast, revenue projection or financial model or other prospective information made available by the Acquired Companies or the Company Representatives to Parent or its representatives or other information with respect to the Acquired Companies or their assets, products, properties or business.  It is understood and agreed that Parent is solely responsible for developing for itself, together with its representatives, any such financial forecasts, revenue projections and financial models and assessing any prospective events concerning the Acquired Companies in connection with the transactions contemplated hereby (including the Offer and the Merger).

Section 6.13.        Confidentiality.  The parties acknowledge that the Guarantor and the Company have previously executed a confidentiality agreement dated as of May 20, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as otherwise agreed in writing by the parties thereto or as expressly modified hereby.

Section 6.14.        Rule 16b-3 Matters.  Prior to the Acceptance Time, the Company Board, or a committee thereof, shall take such steps as may be reasonably necessary or advisable to cause dispositions of equity securities in the Company pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempted under Rule 16b-3 under the Exchange Act.

Section 6.15.        Rule 14d-10(d) Matters.  Prior to the Acceptance Time and to the extent permitted by Law, the Company Board, or a committee thereof, shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by any of the Acquired Companies on or after the date hereof with any Covered Stockholder pursuant to which compensation is paid to such Covered Stockholder to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.16.        Title Commitments; Surveys; Title Insurance Policies.

(a)           Within thirty (30) days after the date of this Agreement, the Acquired Companies shall use commercially reasonable efforts to deliver to Parent, or cooperate with Parent in obtaining for Parent, title commitments for owners’ policies of title insurance (each, a “Title Commitment”) prepared by a national title insurance company reasonably acceptable to the Acquired Companies and Parent (“Title Company”), with respect to each of the Owned Real Properties.  Within forty-five days after the date of this Agreement, the Acquired Companies shall use commercially reasonable efforts to deliver to Parent, or cooperate with Parent in obtaining for Parent, certified ALTA surveys prepared by surveyors reasonably acceptable to the Acquired Companies and Parent (each, a “Survey”), with respect to each of the Owned Real Properties.  The Acquired Companies shall use commercially reasonable efforts to deliver, at or prior to the Acceptance Time, any affidavits, documents and instruments as may be reasonably necessary, advisable, customary or required by the Title Company to issue the title insurance policies, in form and substance reasonably acceptable to Parent, including, without limitation, any and all real estate transfer declarations (if any), ALTA owner’s affidavits, GAP Undertakings, affidavits and any such other title clearance documentation required by the Title Company or Parent (the “Title Company Documents”) and final dated-down Title Commitments (for the issuance of final title policies).

(b)           The Acquired Companies shall use commercially reasonable efforts to deliver to Parent, or cooperate with Parent in obtaining for Parent, (or the Title Company, for the Title Company Documents):  (a) a final owner’s title insurance policy for each parcel of Owned Real Property complying with Section 6.16(a), based on the Title Commitments issued pursuant to Section 6.16(a) reflecting that the respective Company or Company Subsidiary (as the case may be) shall be vested with good, marketable and fee simple title to such Owned Real Property, subject only to the Permitted Encumbrances; (b) a final Survey for each parcel of Owned Real Property contained in Section 3.6(a) of the Company Disclosure Schedule complying with Section 6.16(a) certified to Parent and lender of Parent; and (c) Title Company Documents.

ARTICLE 7

CONDITIONS TO MERGER

Section 7.1.           Conditions.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) by all parties prior to the Effective Time of each of the following conditions:

(a)           Company Stockholder Approval.  If approval of the Merger by the holders of Common Shares is required by the North Dakota Act, the Company Stockholder Approval shall have been obtained.

(b)           Purchase of Company Shares.  Merger Sub shall have accepted for payment and paid for all of the Company Shares validly tendered pursuant to the Offer (and not validly withdrawn).

(c)           No Legal Prohibition.  No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, entered or enforced applicable Law or issued or granted any Order (whether temporary, preliminary or permanent), in each case that has the effect of making the Merger illegal or prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction in which Parent or the Company has material business or operations.

ARTICLE 8

TERMINATION AND AMENDMENT.

Section 8.1.           Termination Prior to the Acceptance Time.  This Agreement may be terminated and the Offer and the Merger may be abandoned:

(a)           by the mutual written consent of Parent and the Company; or

(b)           by either Parent or the Company, if:

(i)            the Offer (A) shall have terminated, expired or been withdrawn pursuant to its terms and the terms of this Agreement without any Company Shares being purchased thereunder or (B) shall not have been consummated on or before August 10, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any covenant or obligation under this Agreement has resulted in (A) the failure of any of the conditions to the Offer set forth on Exhibit B to be satisfied on or before the Outside Date or (B) the expiration or termination of the Offer in accordance with its terms without Merger Sub having accepted for payment any Company Shares pursuant to the Offer; or

(ii)           a Governmental Body of competent jurisdiction shall have promulgated a Law or issued a nonappealable final Order or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger; provided, however, that the party seeking to terminate this Agreement under this Section 8.1(b)(ii) shall have complied with its obligations pursuant to Section 6.5 with respect to such Order; or

(c)           by the Company:

(i)            if, prior to the Acceptance Time, (A) Parent or Merger Sub shall have breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (B) any representation or warranty of Parent or Merger Sub shall have been inaccurate when made or shall have become inaccurate as of any scheduled Expiration Date (as if made on such Expiration Date), which breach or inaccuracy would reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger and is either incurable or, if curable, is not cured by Parent or Merger Sub by the earlier of (1) 30 days following receipt by Parent of written notice from the Company of such breach or (2) the Outside Date; provided that, at the time of delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement; or

(ii)           prior to the Acceptance Time, in accordance with the terms and conditions of Section 6.1(c); or

(iii)          if Merger Sub fails to commence the Offer within the time required by Section 1.1(a); provided that the Company may not terminate this Agreement under this Section 8.1(c)(iii) if the Company is in material breach of this Agreement; or

(d)           by Parent if:

(i)            prior to the Acceptance Time, (A) the Company shall have breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (B) any representation or warranty of the Company shall have been inaccurate when made or shall have become inaccurate as of any scheduled Expiration Date (as if made on such Expiration Date), which breach or inaccuracy would reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or would result in any of the conditions in Exhibit B not being satisfied, and which breach is either incurable or, if curable, is not cured by the Company by the earlier of (1) 30 days following receipt by the Company of written notice from Parent of such breach or (2) the Outside Date; provided that, at the time of delivery of such written notice, neither Parent nor Merger Sub shall be in material breach of its obligations under this Agreement; or

(ii)           the Company shall have made a Company Recommendation Change, adopted, approved or recommended an Acquisition Proposal (or publicly proposed to do so) or entered into an Alternative Acquisition Agreement, or the Company Board shall have resolved to do any of the foregoing.

Section 8.2.           Notice of Termination; Effect of Termination.

Any termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party.  In the event of the termination of this Agreement pursuant to Section 8.1, then subject to the payment of any fees or the reimbursement of any expenses expressly required by this Agreement, this Agreement shall be of no further force or effect without liability or obligation on the part of Parent, Merger Sub, the Company or any of their respective stockholders, directors, officers, employees, Affiliates or representatives; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement or fraud and (b) Section 6.13, this Article 8, Article 9 and Exhibit A (to the extent the definitions therein are applicable to such surviving

Sections or Articles) shall survive the termination of this Agreement.  In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 8.3.           Fees and Expenses.

(a)           Except as otherwise expressly provided herein, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

(b)           The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds to the account specified by Parent in Section 8.3(b) of the Parent Disclosure Schedule, the following amounts under the circumstances and at the times set forth below:

(i)            if Parent terminates this Agreement under Section 8.1(d)(ii), the Company shall pay to Parent a fee equal to $5,000,000 (the “Termination Fee”) within two Business Days after such termination;

(ii)           if the Company terminates this Agreement under Section 8.1(c)(ii), the Company shall pay to Parent the Termination Fee concurrently with such termination; or

(iii)          if this Agreement is terminated (A) by the Company pursuant to Section 8.1(b)(i) (provided Parent would also have the right to terminate this Agreement pursuant to Section 8.1(b)(i) at the time of such termination by the Company) or by Parent pursuant to Section 8.1(d)(i) and (B) prior to such termination (x) an Acquisition Proposal shall have been made known to the public or to the Company Board or shall have been made directly to the stockholders of the Company or any Person shall have publicly announced and not publicly withdrawn (or if publicly withdrawn, not publicly reinstated) a bona fide intention to make an Acquisition Proposal, and (y) within 12 months after such termination, the Company enters into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, the Company shall pay to Parent the Termination Fee upon the earlier to occur of (1) the execution of such Alternative Acquisition Agreement and (2) the consummation of such Acquisition Proposal.

(c)           For the avoidance of doubt, in no circumstances shall the Company be obligated to pay the Termination Fee on more than one occasion.

Section 8.4.           Enforcement; Effect.  The Company acknowledges and hereby agrees that Section 8.3 is an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Parent would not have entered into this Agreement.

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1.           Amendment.  This Agreement may be amended at any time prior to the Effective Time by the parties hereto, whether before or after adoption of this Agreement by the holders of Common Shares; provided, however, that after receipt of the Company Stockholders Approval (if any), if any such amendment shall by applicable Law require further approval or by any of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the appropriate stockholders of the Company.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.2.           Remedies Cumulative; Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, no waiver that may be given by a party will be applicable except in the specific instance for which it is given.

Section 9.3.           No Survival; Representations and Warranties.  None of the representations and warranties contained in this Agreement shall survive the Acceptance Time.  None of the covenants or performance obligations to be performed prior to the Effective Time shall survive the Effective Time, and only the covenants that by their terms survive the Effective Time in whole or in part shall survive the Effective Time and then only to such extent.  The representations, warranties and covenants of the parties hereto set forth in this Agreement have been made solely for the benefit of the parties to this Agreement, except as expressly provided in Section 6.8, and (a) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (b) have been qualified by reference to the Company Disclosure Schedule and the Parent Disclosure Schedule, each of which contains certain disclosures that are not reflected in the text of this Agreement, and (c) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company.

Section 9.4.           Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, Parent Disclosure Schedule, the Guarantee and the Confidentiality Agreement, constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and of the Confidentiality Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and of the Confidentiality Agreement; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

Section 9.5.           Execution of Agreement; Counterparts; Electronic Signatures.

(a)           This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(b)           The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes.

Section 9.6.           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND WHOLLY PERFORMED WITHIN SUCH STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF, EXCEPT THAT MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE COMPANY BOARD AND THE INTERNAL CORPORATE AFFAIRS OF THE COMPANY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NORTH DAKOTA.

Section 9.7.           Consent to Jurisdiction; Venue; Service of Process.  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.12.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.8.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS.

Section 9.9.           Disclosure Schedules.  All capitalized terms not defined in the Company Disclosure Schedule or the Parent Disclosure Schedule (collectively, the “Disclosure Schedules”) shall have the meanings ascribed to them in this Agreement.  Notwithstanding anything to the contrary set forth herein, the representations and warranties of each party hereto in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the applicable Disclosure Schedule.  The Disclosure Schedules are arranged for purposes of convenience in separately titled sections corresponding to the Sections of this Agreement, and the section numbers contained therein correspond to the numbered Sections in this Agreement; provided that any information disclosed in a Disclosure Schedule shall be deemed disclosed and incorporated with respect to all Sections of this Agreement where the relevance of such disclosure to such Sections is reasonably apparent on the face of such disclosure.  The listing of any matter in a Disclosure Schedule shall expressly not be deemed to constitute an admission by the disclosing party, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract or legal requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  In no event shall the listing of any matter in a Disclosure Schedule be deemed or interpreted to expand the scope of the disclosing party’s representations, warranties or covenants set forth in this Agreement.  All attachments to the Disclosure Schedules are incorporated by reference into the applicable Disclosure Schedule.  The information contained in the Disclosure Schedules is in all events subject to the Confidentiality Agreement.

Section 9.10.        Assignments and Successors.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns.  Neither this Agreement nor any of the Company’s, Parent’s or Merger Sub’s rights hereunder may be assigned by the Company, Parent or Merger Sub, as applicable, without the prior written consent of the other parties. Any attempted assignment of this Agreement or of any such rights by any party without such consent shall be void and of no effect.  Notwithstanding the foregoing provisions of this Section 9.10, Merger Sub may assign all of its rights, interests and obligations hereunder to another wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company as long as such assignment would not reasonably be expected to have a Parent Material Adverse Effect or delay in any respect the consummation of the Offer and the Merger; provided that any such assignment shall not affect the Guarantee or relieve Merger Sub of any of its obligations under this Agreement, and the Company shall have the right to specifically enforce all such obligations under Section 9.14.

Section 9.11.        No Third Party Rights.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Indemnified Persons shall be third party beneficiaries of, and entitled to enforce, Section 6.8.

Section 9.12.        Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid);or (b) sent by facsimile (with receipt confirmed), in each case to the following addresses and facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number or Person as a party may designate by notice to the other parties):

(a)           if to the Company:

Dakota Growers Pasta Company, Inc.
One Pasta Avenue
Carrington, ND 58421
Attention: Edward O. Irion
Fax no.: (877) 686-3479

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Jeffrey Symons
Fax no.: (212) 446-4900

(b)           if to Parent or Merger Sub:

Viterra Inc.
2625 Victoria Avenue
Regina, Saskatchewan, Canada  S4T 7T9
Attention: General Counsel
Fax no.: (306) 569-5133

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Brian J. Fahrney

Pran Jha

Fax no.: (312) 853-7036

Section 9.13.        Construction; Usage.

(a)           Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)          reference to any gender includes each other gender;

(iv)          reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

(v)           reference to “applicable Law” means all such applicable Laws as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

(vi)          “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)         “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)        “or” is used in the inclusive sense;

(ix)           with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(x)            references “$” or “dollars” shall mean United States dollars; and

(xi)           any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” or a “Company Material Adverse Effect” or “Parent Material Adverse Effect” under this Agreement.

(b)           Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.  For the avoidance of doubt, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(c)           Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 9.14.        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, including causing the Offer, the Merger and the other transactions contemplated hereby to be consummated on the terms and subject to the conditions set forth in this Agreement.  Each of the parties hereto hereby waives (i) any defenses in any Legal Proceeding for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under applicable Law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 9.15.        Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

AGRICORE UNITED HOLDINGS INC.

By:	/s/ Kevin Barbero
Name:	Kevin Barbero
Title:	Director

By:	/s/ Jocelyn Torjusen
Name:	Jocelyn Torjusen
Title:	Secretary

BLUEBIRD ACQUISITION CORPORATION

By:	/s/ Kevin Barbero
Name:	Kevin Barbero
Title:	Director

By:	/s/ Jocelyn Torjusen
Name:	Jocelyn Torjusen
Title:	Secretary

DAKOTA GROWERS PASTA COMPANY, INC.

By:	/s/ Timothy J. Dodd
Name:	Timothy J. Dodd
Title:	President

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement, the following terms will have the following meanings when used herein:

“Acquired Companies” shall mean the Company and all of its Subsidiaries.

“Acquisition Proposal” shall mean any inquiry, offer or proposal relating to any transaction or series of related transactions (other than the Offer and the Merger) resulting in: (i) (x) any acquisition or purchase by any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons, directly or indirectly, of more than 15% of the total outstanding Common Shares or outstanding voting power of the Company, or (y) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons, directly or indirectly, beneficially owning more than 15% of the total outstanding Common Shares or outstanding voting power of the Company, in each case of clause (x) and (y), including through the issuance of any new series or new class of preferred stock or other securities that would be entitled to a class or series vote with respect to the Merger, (ii) any acquisition or purchase from any Acquired Company by any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons, directly or indirectly, of assets (including for this purpose the outstanding equity securities of the Company’s Subsidiaries) that constitute or account for over 15% of the consolidated net revenues, net income or assets of the Acquired Companies, taken as a whole, (iii) any merger, consolidation, recapitalization, business combination or other similar transaction involving any of the Acquired Companies, or (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company.

“Adjusted Outstanding Share Number” shall mean the aggregate number of Common Shares outstanding at the time of such determination determined on a fully diluted basis (assuming the exercise of all Company Options and the conversion or exchange of all securities convertible or exchangeable into Common Shares outstanding at the time of such determination).

“Affiliate” shall mean, as to any Person, any other Person, which, directly or indirectly, through one or more intermediaries, is in control of, is controlled by or is under common control with such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by Contract or otherwise.

“Antitrust Laws” shall mean the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or competition.

“Business Day” shall mean any day other than Saturday, Sunday, or any day that is a legal holiday or a day on which banking institutions in New York, NY are authorized by a Law to close.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” shall mean the July 31, 2009 consolidated balance sheet of the Acquired Companies (including the related notes, where applicable).

“Company Benefit Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other material employee benefit plan, program, policy, arrangement or agreement maintained by any Acquired Company, or to which any Acquired Company (i) is obligated to contribute, on behalf of any current or former officer, director, employee or consultant of any Acquired Company, or (ii) has any liability.

“Company Board” shall mean the board of directors of the Company.

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.9 of this Agreement and that has been delivered by the Company to Parent on the date hereof.

“Company Material Adverse Effect” shall mean a material adverse effect on: (i) the business, financial condition, properties, assets, liabilities (contingent or otherwise), operations or results of operations of the Acquired Companies, taken as a whole, other than such effects to the extent resulting from (A) changes in general market (including changes in the securities or credit markets in the countries in which the Acquired Companies operate), economic or political conditions (including any changes arising out of acts of terrorism, armed hostilities or war or any escalation or worsening thereof, weather conditions or other force majeure events), (B) changes in general market or economic conditions affecting the industries in which the Acquired Companies operate, (C) changes that are attributable to the execution or announcement of this Agreement or the pendency of the transactions contemplated hereby (including the Offer and the Merger) or the taking of any action contemplated hereby, (D) any stockholder litigation brought or threatened against any of the Acquired Companies or any member of the Company Board in respect of this Agreement or the transactions contemplated hereby (including the Offer and the Merger), (E) changes in the market price or trading volume of the Common Stock (provided that the underlying causes of such changes shall not be excluded), (F) changes, after the date hereof, in Laws of general applicability or in the interpretation or enforcement thereof by Governmental Bodies, (G) changes, after the date hereof, in GAAP (or any interpretation thereof), (H) the failure of the Acquired Companies to meet any Person’s projections of earnings, revenues or any other financial measure (provided that the underlying causes of any such failures shall not be excluded), or (I) actions or omissions of the Acquired Companies taken with the prior written consent of Parent or expressly required hereunder, including the impact thereof on relationships (Contractual or otherwise) with customers, suppliers, vendors, lenders, employees or investors; provided that the effects described in each of clauses (A), (B), (F) and (G) do not materially and disproportionately affect the Acquired Companies as compared to other similarly situated Persons in the industries in which the Acquired Companies operate; or (ii) the ability of the Company to timely consummate the transactions contemplated hereby (including the Offer and the Merger).

“Company Options” shall mean any right, warrant or option to acquire any Common Shares.

“Company Representative” shall mean the directors, officers, employees, accountants, consultants, legal counsel, investment bankers, financial advisors, brokers, finders and agents and other representatives of any of the Acquired Companies.

“Company Stock Plans” shall mean the Dakota Growers Pasta Company Incentive Stock Option Plan, dated January 31, 1997, the Dakota Growers Pasta Company, Inc. 2002 Stock Option Plan, and the Dakota Growers Pasta Company, Inc. Amended and Restated 2003 Stock Option Plan.

“Contract” shall mean any oral or written contract, subcontract, lease, instrument, note, license, sublicense, understanding, purchase order, commitment, undertaking or agreement.

“Domain Names” means domain names (universal resource locators), web addresses and registrations thereof issued by an entity or authority that issues and maintains domain name registrations, pending applications to register any of the foregoing, and all extensions and renewals of any of the foregoing (if applicable), and all rights thereunder, together with all of the goodwill associated therewith.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, conditional or installment sale agreement, easement, covenant, obligation, limitation, title defect, deed restriction, community property interest, or restriction of any nature, whether accrued, absolute, contingent or otherwise, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Environmental Law” shall mean any applicable Law concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, exposure to, control, or cleanup of any Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“GAAP” shall mean generally accepted accounting principles for financial reporting in the United States.

“Governmental Body” shall mean any (a) nation, state, commonwealth, province, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).

“Hazardous Substance” shall mean any waste or other substance, material or chemical that is listed, defined, designated, or classified as hazardous, extremely hazardous, radioactive, toxic or a pollutant or a contaminant under or for which liability or standards of care are imposed pursuant to any Environmental Law, including petroleum and all derivatives thereof.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” shall mean all buildings, structures, improvements, fixtures, or spur tracks located on any Company Real Property used or intended to be used in the operation business of the Acquired Companies as currently conducted, regardless of whether such buildings, improvements, fixtures or spur tracks are subject to reversion to the landlord or other Persons upon the expiration or termination of any lease or other agreement with respect to such Company Real Property.

“Intellectual Property Rights” shall mean any and all of the following in any jurisdiction throughout the world (a) inventions, statutory invention registrations, invention disclosures, patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, reexaminations and counterparts thereof (“Patents”), (b) registered and unregistered trademarks, service marks, trade dress, trade names, slogans, logos, Internet domain names and corporate names and all applications, registrations and renewals in connection therewith and goodwill associated with any of the foregoing (“Trademarks”), (c) registered and unregistered copyrights and all applications, registrations and renewals in connection therewith (“Copyrights”), (d) computer software (including source code, executable code and related documentation) (“Software”), (e) all rights of privacy and publicity, (f) trade secrets and know-how (including processes, methods, techniques, data and databases) (“Trade Secrets”); and (g) any other tangible and intangible proprietary information.

“Knowledge” shall mean, with respect to the Company, the actual knowledge of John S. Dalrymple III, Timothy J. Dodd, Edward O. Irion, David E. Tressler and Susan M. Clemens, and

with respect to Parent, the actual knowledge of Ray Dean, Karl Gerrand and Andrew Muirhead, in each case after due and reasonable inquiry made of such Persons’ direct reports.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leases” shall mean all agreements pursuant to which an Acquired Company holds a leasehold interest in real property.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Major Shareholders” shall mean (a) La Bella Holdings, LLC, (b) MVC Capital Inc. and (c) each of Timothy J. Dodd and Edward O. Irion.

“Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any, Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Legal Proceeding.

“Organizational Documents” shall mean as to any Person, collectively, the certificate or articles of incorporation, bylaws and other organizational documents of such Person.

“Owned Intellectual Property” shall mean the Owned Patents, the Owned Copyrights, the Owned Trademarks, the Owned Software, the Owned Domain Names and the Owned Trade Secrets.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned in fee by an Acquired Company.

“Owned Software” shall mean all Software owned by any Acquired Company.

“Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 9.9 of this Agreement and that has been delivered by Parent to the Company on the date hereof.

“Parent Material Adverse Effect” shall mean a material adverse effect on the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby (including the Offer and the Merger).

“Permitted Encumbrances” shall mean (i) any Encumbrance for Taxes not yet due and payable or Encumbrances for Taxes being contested in good faith by any appropriate proceedings, (ii) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances, in each case arising in the ordinary course of business consistent with past practices for sums not yet due and payable, (iii) statutory Encumbrances existing as of the Closing Date and claimed or held by any Governmental Body that are related to obligations that are not due or delinquent, (iv) restrictions on resale of securities imposed by applicable Law, (v) security given in the ordinary course of business consistent with past practices as of the Closing Date to any Governmental Body or other statutory or public authority, (vi) solely with respect to leased or licensed personal property and Intellectual Property Rights, the terms and conditions of the lease or license applicable thereto, (vii) with respect to real property, zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Body having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Company as currently conducted and Encumbrances imposed on the underlying fee interest in any Leases; (viii) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair or interfere with the use or occupancy of such real property in the operation of the business of the Company as currently conducted, and (ix) other Encumbrances (other than those securing indebtedness) that do not materially interfere with the use or operation of the property subject thereto.

“Permits” shall mean any franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, clearances, approvals and Orders of any Governmental Body.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization, entity or Governmental Body.

“Proxy Statement” shall mean the proxy statement to be sent to the holders of the Company Shares in connection with the Company Stockholders’ Meeting.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” shall mean an entity that another Person owns, directly or indirectly, beneficially or of record, (a) an amount of voting securities of other interests in such Person that is sufficient to enable such Person to elect at leased a majority of the members of such Person’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Person.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a Third Party (other than one that results from a violation of Section 6.1 of this Agreement) that the Company Board determines in good faith, after consulting with its outside legal counsel and financial advisor, and taking into account such facts as the Company Board considers to be appropriate (including conditions to and expected timing and risks of consummation of such Acquisition Proposal and any break-up fees or expense reimbursement provisions and including any changes to the terms of this Agreement proposed by Parent to the Company in response to such Acquisition Proposal or otherwise), is reasonably capable of being completed (taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal) and if consummated would result in a transaction more favorable to the holders of Common Shares (from a financial point of view) than the Offer and the Merger; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Tax” shall mean (i) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, windfall profit tax, severance tax, production tax, license tax, employment tax, alternative or add-on minimum tax, environmental tax (including taxes under Code Section 59A) or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, interest or addition to tax with respect thereto), imposed, assessed or collected by or under the authority of any federal, state, local, or foreign taxing authority; and (ii) any liability of an Acquired Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of an Acquired Company under any Tax sharing agreement or Tax indemnity arrangement.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with applicable Law relating to any Tax.

“Third Party” shall mean any Person or group of Persons other than the Company and its Subsidiaries or Guarantor, Parent or Merger Sub.

“USDA” means the United States Department of Agriculture.

Definition Cross References

Defined Term	Where Defined
Acceptance Time	Section 1.1(c)
Agreement	Preamble

Defined Term	Where Defined
Alternative Acquisition Agreement	Section 6.1(c)(iii)
Appraisal Section	Section 2.7(c)
Articles of Merger	Section 2.2
Arrangements	Section 3.10(j)
Book Entry Shares	Section 2.8(c)(i)
Cancelled Shares	Section 2.7(a)(iii)
Certificates	Section 2.8(c)(i)
Closing	Section 2.3
Closing Date	Section 2.3
Collective Bargaining Agreement	Section 3.16
Common Offer Price	Recitals
Common Shares	Recitals
Company	Preamble
Company Intellectual Property Rights	Section 3.7(e)
Company Permits	Section 3.11(b)
Company Qualified Plan	Section 3.10(a)
Company Real Property	Section 3.6
Company Recommendation	Section 1.2(a)
Company Recommendation Change	Section 6.1(c)(i)
Company Rights	Section 3.3(b)
Company Rights Agreement	Section 3.3(b)
Company SEC Reports	Section 3.4(a)
Company Shares	Recitals
Company Stockholder Approval	Section 3.21
Company Stockholders’ Meeting	Section 6.2(a)
Confidentiality Agreement	Section 6.13
Continuing Directors	Section 1.3(a)
Continuing Employees	Section 6.9(a)
Covered Stockholders	Section 3.10(j)
D&O Insurance	Section 6.8(c)
Disclosure Schedules	Section 9.9
Dissenting Shares	Section 2.7(c)
DOJ	Section 6.5(b)
Effective Time	Section 2.2
Exchange Fund	Section 2.8(b)
Expiration Date	Section 1.1(d)
FTC	Section 6.5(b)
Guarantee	Recitals
Guarantor	Recitals
Indemnification Agreements	Section 6.8(a)
Indemnified Parties	Section 6.8(a)
Independent Directors	Section 1.3(b)
Interim Period	Section 5.1
License Contracts	Section 3.7(c)
Material Contract	Section 3.15(a)

Defined Term	Where Defined
Merger	Recitals
Merger Sub	Preamble
Minimum Condition	Section 1.1(b)
Morgan Stanley	Section 3.19
North Dakota Act	Section 2.1
Notice of Superior Proposal	Section 6.1(c)(iii)(2)
Notice Period	Section 6.1(c)(iii)(2)
Offer	Recitals
Offer Documents	Section 1.1(f)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Owned Copyrights	Section 3.7(a)
Owned Domain Names	Section 3.7(a)
Owned Patents	Section 3.7(a)
Owned Trade Secrets	Section 3.7(d)
Owned Trademarks	Section 3.7(a)
Payment Agent	Section 2.8(a)
Proxy Statement	Section 6.3(a)
Schedule 14D-9	Section 1.2(b)
Schedule TO	Section 1.1(f)
Series A Shares	Section 3.3(a)
Series B Shares	Section 3.3(a)
Series C Shares	Section 3.3(a)
Series D Offer Price	Recitals
Series D Shares	Recitals
Series E Shares	Section 3.3(a)
Series F Shares	Section 3.3(a)
Short-Form Threshold	Section 6.2(c)
SOX	Section 3.4(b)
Support Agreement	Recitals
Survey	Section 6.16(a)
Surviving Corporation	Section 2.1
Termination Fee	Section 8.3(b)(i)
Title Commitment	Section 6.16(a)
Title Company	Section 6.16(a)
Title Company Documents	Section 6.16(a)
Top-Up Option	Section 1.4(a)
Top-Up Option Shares	Section 1.4(a)

EXHIBIT B

Conditions of the Offer

Capitalized terms that are used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement to which this Exhibit B is attached.

Notwithstanding any other provisions of the Offer (subject to compliance with Section 1.1 of the Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), Merger Sub (i) shall not be required to accept for payment or pay for any tendered Company Shares, and (ii) may delay the acceptance for payment of or the payment for any tendered Company Shares on the terms set forth in the Agreement if (A) the waiting period (and any extension thereof) under the HSR Act that is applicable to the transactions contemplated by the Agreement (including the Offer and the Merger), shall not have expired or been terminated, (B) the Minimum Condition shall not have been satisfied, or (C) any of the following conditions shall have occurred and continue to exist:

(1)                                  any Order restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Company Shares or otherwise prohibiting consummation of the Offer shall have been issued by a Governmental Body or any Law shall have been enacted that prohibits, restrains or makes illegal the acceptance for payment of, or the payment for, some or all of the Company Shares;

(2)                                  (A) the representations and warranties of the Company set forth in Sections 3.3(a) and 3.3(b) shall not be true and correct in all respects (other than failures to be true and correct that are de minimis in severity, both individually and in the aggregate) at and as of the date of the Agreement and immediately prior to the expiration of the Offer on the applicable Expiration Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct as of such time), (B) the representations and warranties of the Company set forth in Sections 3.2(a), Section 3.5, Section 3.20, or Section 3.23, without giving effect to materiality or “Company Material Adverse Effect” or similar qualifications, shall not be true and correct in all material respects at and as of the date of the Agreement and immediately prior to the expiration of the Offer on the applicable Expiration Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time) or (C) all of the remaining representations and warranties of the Company set forth in this Agreement, without giving effect to materiality or “Company Material Adverse Effect” or similar qualifications shall not be true and correct at and as of the date of the Agreement and immediately prior to the expiration of the Offer on the applicable Expiration Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except, with respect to this clause (C), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

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(3)                                  the Company shall have breached or failed to perform in any material respect any of its covenants or obligations to be performed or complied with by it under the Agreement prior to the Expiration Date;

(4)                                  any fact(s), circumstance(s), event(s), change(s), effect(s) or occurrence(s) shall have occurred, which, individually or in the aggregate, has had or have had, or would reasonably be likely to have, a Company Material Adverse Effect;

(5)                                the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the conditions specified in the foregoing clauses (2), (3) and (4) do not exist; or

(6)                                  the Agreement shall have been terminated in accordance with its terms.

*                                         *                                         *

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